                                                                     Exhibit 2.1

                             NORTEL NETWORKS LIMITED

                                    as Vendor


                                       and


                             METASOLV SOFTWARE, INC.

                                  as Purchaser


                                       and


                                 METASOLV, INC.

                                  as Guarantor

--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                January 21, 2002

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                               ARTICLE 1
                                            INTERPRETATION
Section 1.1  Defined Terms..................................................................    1
Section 1.2  Gender and Number..............................................................   18
Section 1.3  Headings, etc..................................................................   18
Section 1.4  Currency.......................................................................   18
Section 1.5  Certain Phrases etc............................................................   18
Section 1.6  Incorporation of Schedules and Exhibits........................................   18

                                               ARTICLE 2
                                             PURCHASED ASSETS

Section 2.1  Purchase and Sale..............................................................   19
Section 2.2  Excluded Assets................................................................   20
Section 2.3  Assignment of Contracts........................................................   21
Section 2.4  Assumption of Liabilities......................................................   23
Section 2.5  Transferred Equipment..........................................................   24
Section 2.6  No Reliance....................................................................   25
Section 2.7  Purchaser Affiliates...........................................................   25

                                               ARTICLE 3
                                             PURCHASE PRICE

Section 3.1  Purchase Price.................................................................   26
Section 3.2  Allocation of Purchase Price...................................................   26
Section 3.3  Payment of Purchase Price......................................................   26
Section 3.4  Adjustments to the Purchase Price..............................................   27
Section 3.5  Final Determination............................................................   27

                                               ARTICLE 4
                                       REPRESENTATIONS AND WARRANTIES

Section 4.1  Representations and Warranties of the Vendor...................................   28
Section 4.2  Representations and Warranties of the Purchaser................................   40
Section 4.3  Representations and Warranties of the Guarantor................................   41

                                               ARTICLE 5
                               PRE-CLOSING COVENANTS AND OTHER AGREEMENTS

Section 5.1  Conduct of Business Prior to Closing...........................................   42
Section 5.2  Revised Schedule...............................................................   44
Section 5.3  Actions to Satisfy Closing Conditions..........................................   44
Section 5.4  Transfer of the Purchased Assets...............................................   44

Section 5.5   Filings and Authorizations........................................................  44
Section 5.6   Review of Business Information and Employee Information...........................  45
Section 5.7   Review for Investigation..........................................................  46
Section 5.8   Confidentiality...................................................................  46
Section 5.9   Delivery of Vendor's Closing Documentation........................................  47
Section 5.10  Ancillary Agreements..............................................................  47
Section 5.11  Delivery of Purchaser's Closing Documentation.....................................  47
Section 5.12  Insurance Matters.................................................................  47
Section 5.13  Taxes.............................................................................  47
Section 5.14  Employees.........................................................................  49
Section 5.15  Vacation..........................................................................  55
Section 5.16  Parties' Responsibility...........................................................  55
Section 5.17  Cooperation with Respect to Compensation and Benefits Issues......................  57
Section 5.18  Employees and Employee Plans......................................................  57
Section 5.19  Commission and Incentive Payment..................................................  58
Section 5.20  Risk of Loss......................................................................  58
Section 5.21  Deletion of Non-Transferred Software..............................................  59
Section 5.22  Removal of Transferred Equipment..................................................  59
Section 5.23  Non-Competition...................................................................  59
Section 5.24  Bulk Sales Compliance.............................................................  61
Section 5.25  Required Audited Financial Statements.............................................  61

                                               ARTICLE 6
                                          CONDITIONS TO CLOSING

Section 6.1   Conditions for the Benefit of the Purchaser.......................................  61
Section 6.2   Conditions for Benefit of the Vendor and the Vendor Affiliates....................  62
Section 6.3   Conditions to the Obligations of Purchaser and Vendor.............................  63
Section 6.4   Time and Place of Closing.........................................................  64

                                               ARTICLE 7
                                      SURVIVAL AND INDEMNIFICATION

Section 7.1   Survival of Representations, Warranties and Covenants.............................  64
Section 7.2   Indemnification in Favour of the Purchaser........................................  65
Section 7.3   Indemnification in Favour of the Vendor and the Vendor Affiliates.................  65
Section 7.4   Limitations on Indemnification....................................................  66
Section 7.5   Procedure for Indemnification - Other Claims......................................  66
Section 7.6   Indemnification Proceedings - Third Party Claims..................................  66
Section 7.7   Exclusion of Other Remedies.......................................................  68

                                               ARTICLE 8
                                            MISCELLANEOUS

Section 8.1   Termination.......................................................................  69

Section 8.2   Effect of Termination.............................................................   70
Section 8.3   Publicity.........................................................................   70
Section 8.4   Expenses..........................................................................   70
Section 8.5   Brokers...........................................................................   70
Section 8.6   Third Party Beneficiaries.........................................................   70
Section 8.7   Notices...........................................................................   71
Section 8.8   Attornment........................................................................   72
Section 8.9   Further Assurances................................................................   72
Section 8.10  Enurement.........................................................................   73
Section 8.11  Assignment........................................................................   73
Section 8.12  Time of the Essence...............................................................   73
Section 8.13  Counterparts and Faxes............................................................   74
Section 8.14  Tender............................................................................   74
Section 8.15  Judgment Currency.................................................................   74
Section 8.16  Guarantee.........................................................................   74
Section 8.17  Severability......................................................................   75
Section 8.18  Entire Agreement..................................................................   75
Section 8.19  Specific Performance..............................................................   75
Section 8.20  Amendments........................................................................   75
Section 8.21  Waiver............................................................................   76
Section 8.22  Governing Law.....................................................................   76

                                     ADDENDA

SCHEDULE 1.1(m)     Business Application Software
SCHEDULE 1.1(z)     Contracts
SCHEDULE 1.1(jj)    Employees and Employee Information
SCHEDULE 1.1(mmm)   Employees of the Vendor with Knowledge
SCHEDULE 1.1(vvv)   Material Contracts
SCHEDULE 1.1(xxx)   Network Identifiers
SCHEDULE 1.1(eeee)  Permitted Encumbrances
SCHEDULE 1.1(eeeee) Third Party Software
SCHEDULE 1.1(jjjj)  Products
SCHEDULE 1.1(kkkkk) Transferred Equipment
SCHEDULE 1.1(lllll) Transferred Intellectual Property
SCHEDULE 1.1(mmmmm) Transferred Patents
SCHEDULE 1.1(nnnnn) Transferred Trademarks
SCHEDULE 2.2(r)     Excluded Assets
SCHEDULE 2.7        Purchaser Affiliates
SCHEDULE 3.2(1)     Allocation of Purchase Price
SCHEDULE 4.1(d)     Required Authorizations
SCHEDULE 4.1(h)     Financial Statements

SCHEDULE 4.1(j)     Licenses and Permits
SCHEDULE 4.1(m)     Absence of Certain Changes or Events
SCHEDULE 4.1(p)     Employee Relations
SCHEDULE 4.1(q)     Employee Plans
SCHEDULE 4.1(r)     Litigation
SCHEDULE 4.1(s)     Sufficiency of Intellectual Property
SCHEDULE 4.1(w)     Products and Source Code
SCHEDULE 4.1(cc)    Ten Largest Customers of Purchased Business
SCHEDULE 4.2(g)     Purchaser's Employee Plans and Compensation Plans
SCHEDULE 5.9        Vendor's Closing Documentation
SCHEDULE 5.11       Purchaser's Closing Documentation
SCHEDULE 5.14(2)    French and German Employee Terms of Employment
SCHEDULE 5.14(5)    Terms of Employment with Purchaser
SCHEDULE 5.14(13)   Brazil Employee Terms of Employment
SCHEDULE 5.15       Vacation
SCHEDULE 5.25       Required Audited Financial Statements
EXHIBIT "A"         Bill of Sale and Assignment and Assumption Agreement
EXHIBIT "B"         Intellectual Property License Agreement
EXHIBIT "C"         Loaned Employee Agreement
EXHIBIT "D"         Patent Assignment Agreement
EXHIBIT "E"         Premises License Agreement
EXHIBIT "F"         Reseller, Maintenance and Referral Agreement
EXHIBIT "G"         Trademark Assignment Agreement
EXHIBIT "H"         Trademark License Agreement
EXHIBIT "I"         Transition Services Agreement
EXHIBIT "J"         Offers of Employment

                            ASSET PURCHASE AGREEMENT

         Asset Purchase Agreement dated January 21, 2002, between Nortel Networks Limited, a Canada Business Corporations Act ("CBCA") corporation, as the vendor (the "Vendor"), MetaSolv Software, Inc., a Delaware corporation, as the purchaser buying the assets as agent for or on behalf of various of its Affiliates (the "Purchaser"), and MetaSolv, Inc., a Delaware corporation (the "Guarantor"), as the guarantor.

         WHEREAS the Vendor and the Vendor Affiliates (as defined below) own certain properties and assets that are used or held for use in connection with the Purchased Business (as defined below);

         AND WHEREAS each of the Vendor and the Vendor Affiliates wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Vendor and the Vendor Affiliates, the Purchased Assets (as defined below) upon the terms and subject to the conditions set forth herein;

         NOW THEREFORE for good and valuable consideration, the Parties hereto agree as follows:


                                   ARTICLE 1
                                 INTERPRETATION

Section 1.1    Defined Terms.

         Unless otherwise defined, capitalized terms used herein shall have the following meanings:

     (a) "Accounts Receivable" means accounts receivable, notes receivable and other debts due or accruing due to the Vendor or the Vendor Affiliates in connection with the delivery of the Products and services by the Purchased Business.

     (b) "Action" means any litigation, claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any private arbitrator or arbitration board, mediator or referee.

     (c)       "Adjustment Amount" has the meaning specified in Section 3.4.

     (d) "Affiliate" has the meaning given to the term "affiliate" in the CBCA.

     (e) "Agreed Documentation" means a complete set of the documentation constituting the Contracts.

     (f) "Agreement" means this asset purchase agreement and all instruments in amendment or confirmation of it.

     (g) "Ancillary Agreements" means, collectively, the (i) Bill of Sale and Assignment and Assumption Agreement, (ii) Intellectual Property License Agreement, (iii) Transition Services Agreement,
               (iv) Loaned Employee Agreement, (v) Reseller, Maintenance and Referral Agreement, (vi) Trademark License Agreement, (vii) Trademark Assignment Agreement, (viii) Patent Assignment Agreement, and (ix) Premises License Agreement.

     (h)       "Assumed Liabilities" has the meaning specified in Section 2.4.

     (i) "Authorization" means, with respect to any Person, any order, permit, approval, waiver, license, qualification, registration or similar authorization of any Governmental Entity having jurisdiction over the Person.

     (j) "Best Efforts" means reasonable best efforts without the necessity of assuming any material obligations or paying any material amounts to unrelated parties.

     (k) "Bill of Sale and Assignment and Assumption Agreement" means the assignment document substantially in the form of Exhibit "A", to be entered into on the Closing Date by each of the Vendor and the applicable Vendor Affiliates, as assignors, and the Purchaser, as assignee, pursuant to which each of the Vendor and the applicable Vendor Affiliates will assign to the Purchaser all of its right, title and interest in and to the Purchased Assets including all benefits of the Vendor and the Vendor Affiliates under, and obligations in respect of, the Contracts.

     (l) "Brazil Employee" and "Brazil Transferring Employee" have the meaning specified in Schedule 5.14(13).

     (m) "Business Application Software" means the licensed third party software, other than the Third Party Software that is listed or described in Schedule 1.1(m).

     (n) "Business Day" means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Toronto, Ontario or Plano, Texas.

     (o) "Business Information" means copies (in any format) of all books, records, files, appropriate U.S. personal property tax returns and documentation of each of the Vendor and the Vendor Affiliates, wherever located, used or held for use primarily in the conduct of the Purchased Business or in connection with the Purchased Assets, but excluding any Intellectual Property rights (other than Transferred Intellectual Property) therein and employee data other than Employee Information.

     (p) "Canadian Counsel" means, with respect to the Vendor, Stikeman Elliott (Toronto) and, with respect to the Purchaser, Aird & Berlis LLP (Toronto).

     (q)       "CARP" has the meaning specified in Section 4.1(p)(ii).

     (r)       "Circumstance" has the meaning specified in Section 7.6(1).

     (s) "Closing" means the completion of the transactions contemplated in this Agreement.

     (t) "Closing Date" means February 1, 2002 or if later, the third Business Day following the date that conditions precedent to the Closing shall have been satisfied (other than those acts and deliveries prescribed by Article 6 hereof to occur at Closing), or such other date as the Vendor and the Purchaser may agree to in writing.

     (u) "Code" means the United States Internal Revenue Code of 1986, as amended.

     (v) "Commonly Controlled Entity" has the meaning specified in Section 4.1(q)(iii).

     (w) "Competition Act" means the Competition Act, R.S.C. 1985, c.C-34 (as amended) and the regulations thereto.

     (x)       "Competitive Products" has the meaning specified in Section
               5.23(1).

     (y) "Consent" means in respect of any Contract the consent of any contracting party to (i) the sale of all or substantially all of the assets of a Vendor Affiliate or (ii) the assignment of such Contract, or any of the benefits, advantages, obligations and liabilities thereof, if required by the terms of such Contract as described in Schedule 1.1(z).

     (z) "Contracts" means, collectively, the (i) Customer Contracts, (ii) Equipment Leases, (iii) Leases, (iv) Purchase Commitments, (v) Third Party Licenses, and (vi) such other contracts listed in
               Schedule 1.1(z), as the same may be amended pursuant to Section 5.2.

     (aa) "Corporate Desktop Software" means software licensed to the Vendor or a Vendor Affiliate (other than the Third Party Software and the Third Party Licenses) under a transferable corporate license which, as of the Effective Time, is installed on personal computers forming part of the Transferred Equipment.

     (bb) "Current Liabilities" means all liabilities of the Purchased Business as presented in the Financial Statements.

     (cc)      "Current Liabilities Amount" has the meaning specified in Section
               3.4.

     (dd) "Customer Contracts" means, contracts and contract proposals that provide for the sale of any of the Products and/or services related thereto listed or described under the heading "Customer Contracts" in Schedule 1.1(z), as may be supplemented and/or modified in Schedule 1.1(z) under the heading "Implied Terms".

     (ee) "Damages" means, in respect of any matter, losses, damages, costs and expenses (including all reasonable legal and other professional fees and disbursements, fees paid to any Governmental Entity, interest, fines, penalties and amounts paid in settlement) arising as a consequence of such matter, excluding any incidental and consequential damages; provided, however, that incidental and consequential damages are not excluded for purposes of a Party's indemnity liability hereunder, to the extent such damages are included in a third party claim for which one Party must indemnify the other Party hereunder.

     (ff) "Designated Employees" means the Employees other than the Excluded Employees to whom the Purchaser shall give offers of employment pursuant to Section 5.14(5) and who are listed in
               Schedule 1.1(jj) as Designated Employees.

     (gg) "Desktop Software" means Corporate Desktop Software and Single Use Desktop Software.

     (hh)      "Draft Statement of Adjustment" has the meaning specified in
               Section 3.4.

     (ii) "Effective Time" means 11:59 p.m. (Eastern Time) on the Closing Date or such other time as the Parties may agree to in writing.

     (jj) "Employee" means an employee of the Purchased Business whose name is listed in Schedule 1.1(jj).

     (kk) "Employee Information" means the employee data relating to the Employees which is required to be disclosed pursuant to this Agreement.

     (ll) "Employee Plans" means any incentive compensation, commission, vacation pay, holiday pay, sabbatical leave, scholarship or tuition reimbursement, dependent care assistance, immigration assistance, salary continuation, employee loan or loan guarantee, deferred compensation plan, severance pay, change in control, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, restricted stock, stock appreciation right, phantom stock, and any other employee benefit plan, agreement, arrangement or commitment maintained by or on behalf of any of the Vendor or the Vendor Affiliates which covers any Employee including, for greater certainty, any registered retirement savings, pension, retirement, investment, health, dental, vision care, drug, welfare or disability plan or insurance plan which any of the Vendor or a Vendor Affiliate sponsors or to which such party contributes or is required to contribute and which applies to or in respect of any Employee.

     (mm) "Employee Start Date" means the date a Transferred Employee commences employment with the Purchaser or an Affiliate of the Purchaser, which in the case of:

          (i)   the Designated Employees means the Closing Date;

          (ii)  the French Employee means the Closing Date;

          (iii) the German Employees means the German Employee Transfer Date;

          (iv)  the Brazil Employee means the Closing Date;

          (v)   the UK Employees means the UK Employee Transfer Date;

          (vi)  a Leave Employee means the Leave Employee Start Date; and

          (vii) a Loaned Employee means the Loaned Employee Start Date.

          As used in this Agreement, the term "Employee Start Date" shall mean in each case the applicable Employee Start Date with respect to each Transferred Employee.

     (nn) "Employees' Representatives" has the meaning specified in Section 5.14(1).

     (oo) "Employment Transfer Laws" means any law, act, regulation, code or instrument in the relevant jurisdiction within the European Union which implements the Acquired Rights Directive (Council Directive 77/187/EEC dated February 14, 1977).

     (pp) "Encumbrance" in respect of any property or asset, means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, pledge, title retention agreement or security interest, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, restrictive covenant, right of use or other right or claim of any kind or nature whatsoever which affects ownership of, title to, or the right to possess, use or occupy, such property or assets or any part thereof or interest therein.

     (qq) "Environmental Laws" means all common, civil, national, federal, provincial, state, territorial, regional, municipal or local laws which relate to protection of the environment, health and safety, or Hazardous Substances contained in statutes or regulations or in written policies, guidelines, orders, directives or notices which have the force of law or permits, approvals or court or other tribunal orders having jurisdiction over the Purchased Business.

     (rr) "Equipment Leases" means those equipment leases listed or described in Schedule 1.1(z).

     (ss) "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

     (tt)      "Excluded Assets" has the meaning specified in Section 2.2.

     (uu) "Excluded Employees" means those Designated Employees who are not offered employment by the Purchaser and who are identified on
               Schedule 1.1(jj) as Excluded Employees, such schedule to be updated through the Closing Date to identify all such Excluded Employees as mutually agreed to by the Vendor and the Purchaser from time to time.

     (vv)      "Filings" has the meaning specified in Section 5.5.

     (ww)      "Financial Statements" has the meaning specified in Section
               4.1(h).

     (xx)      "Financial Statement Date" means December 31, 2001.

     (yy)      "French Employee" has the meaning specified in Section 5.14(2).

     (zz)      "German Employee" has the meaning specified in Section 5.14(2).

     (aaa) "German Employee Transfer Date" means the date which is ten (10) business days after the Closing Date.

     (bbb) "Guarantor" has the meaning set forth in the recitals to this Agreement.

     (ccc) "Governmental Entity" means any national, federal, provincial, state, territorial, regional, municipal, county, district, local or other governmental authority, domestic or foreign, or any entity exercising executive, legislative, judicial, regulatory, administrative or taxing functions under the authority of any of the foregoing and "Governmental Entities" has a corresponding meaning.

     (ddd)     "GST Election" has the meaning specified in Section 5.13.

     (eee)     "GST Legislation" has the meaning specified in Section 5.13.

     (fff) "Hazardous Substances" means (i) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws, (ii) any asbestos or any material that contains any hydrated mineral silicate, including chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (iii) PCBs, or PCB-containing materials, or fluids, (iv) radon, (v) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste, (vi) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof, (vii) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation or (viii) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws.

     (ggg)     "ICA" means the Investment Canada Act, R.S.C. 1985, c.28 (1st
               Supp) (as amended) and the regulations thereto.

     (hhh)     "Indemnified Party" has the meaning specified in Section 7.6(1).

     (iii)     "Indemnifying Party" has the meaning specified in Section 7.6(1).

     (jjj) "Intellectual Property" means all intellectual property in any jurisdiction, including: (i) all trademarks, service marks, brand names, certification marks, trade dress, assumed names, business names, trade names and other indications of source, registered and unregistered; (ii) patents and patent rights, including patent applications; (iii) trade secrets and other confidential or non-public business information, including ideas, formulas, compositions, inventor's notes, discoveries and improvements, know-how, manufacturing and production processes, procedures and techniques, and research and development information (whether or not patentable), invention disclosures, unpatented blue prints, drawings, schematics, specifications, concepts, diagrams, protocols, parameters, engineering details, functional descriptions, layouts, architectural models, designs, plans, proposals and technical data and database contents or other technical or scientific documentation including bills of materials, component supplier lists and manuals, business and marketing plans, and customer lists and information; (iv) registered and unregistered copyrights and writings and other copyrightable works of authorship, including computer programs, databases and documentation therefor, and all rights to any of the foregoing; (v) moral rights; (vi) features of shape, configuration, pattern or ornament and design registrations or patents; (vii) Network Identifiers; (viii) registrations of, and applications to register, any of the foregoing with any Governmental Entity and any renewals or extensions thereof; and
               (ix) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

     (kkk) "Intellectual Property License Agreement" means the intellectual property license agreement substantially in the form of Exhibit "B" to be entered into as of the Closing Date between the Vendor and the

               Purchaser, pursuant to which the Vendor will grant to the Purchaser licenses to use the Vendor Licensed Intellectual Property.

     (lll) "Interim Period" means the period between the date hereof and the Effective Time.

     (mmm) "Knowledge" or "aware of" or a similar phrase means, with reference to the Vendor (the word "Vendor", for the purposes of this definition, shall include the Vendor Affiliates), (i) the actual knowledge of any of the Persons listed in Schedule 1.1(mmm), or (ii) the knowledge that any such Person, other than those five Persons identified with an asterisk (*), is expected to possess in light of his or her position with the Vendor, any of the Vendor Affiliates, any of their respective Affiliates or the Purchased Business, after reasonable inquiry by such Person.

     (nnn) "Laws" means any statutes, laws, ordinances, rules, regulations or by-laws of any Governmental Entity having jurisdiction.

     (ooo) "Leased Properties" means the lands and premises listed and described in Schedule 1.1(z) by reference to their municipal address and proper legal description.

     (ppp)     "Leases" means the leases of the Leased Properties described in
               Schedule 1.1(z).

     (qqq) "Leave Employee" means any Employee (other than a UK Employee) who is on short-term disability leave, long-term disability leave, absent and in receipt of workers' compensation benefits, or on another form of approved leave as at the Closing Date and designated as a Leave Employee in Schedule 1.1(jj).

     (rrr) "Leave Employee Start Date" means the date a Leave Employee commences employment with the Purchaser or one of its Affiliates, at which time such Leave Employee becomes a Transferred Employee.

     (sss) "Loaned Employee" means any Employee listed in Schedule 1.1(jj) who is designated as a "Loaned Employee".

     (ttt) "Loaned Employee Agreement" means the loaned employee agreement substantially in the form of Exhibit "C" to be entered into between the Vendor and the Purchaser relating to the provision of services by the Loaned Employees to the Purchaser.

     (uuu) "Loaned Employee Start Date" means the date a Loaned Employee commences employment with the Purchaser or one its Affiliates, at which time such Loaned Employee becomes a Transferred Employee.

     (vvv) "Material Contracts" means the Contracts that are listed in Schedule1.1(vvv).

     (www) "Material Adverse Effect" means any long-term or short-term effect that is materially adverse to (i) the Purchased Business, operations, results of operations, assets or liabilities or the conditions (financial or otherwise) of the Purchased Business, taken as a whole, or (ii) the ability of Vendor or the Vendor Affiliates to perform their respective obligations under this agreement or the other Transaction Documents to which they are a Party, including consummation of the transactions contemplated hereby and thereby, but shall not include (1) any loss of Employees or (2) any effect (including any loss of customers) to the extent arising out of or resulting from (A) general economic or financial conditions, (B) a change, condition or circumstance in the industry in which the Purchased Business operates or (C) this Agreement, the transactions contemplated hereby, any announcement hereof or the identity of the Purchaser; and provided that the failure of the Purchased Business to achieve internal or external financial forecasts or projections shall not, by itself, constitute a Material Adverse Effect.

     (xxx) "Network Identifiers" means those identifiers for internet protocol addresses and networks listed in Schedule 1.1(xxx).

     (yyy) "Order" means any legally binding order, decision, direction, directive, declaration, injunction, decree, writ, judgment, ruling, award, request, undertaking or any commitment required as a condition to the granting of any licence, permit, certificate, consent, registration, qualification, authorization, approval or the like by any Governmental Entity or remedial relief from any Laws or administrative action or proceeding or like communication or stipulation rendered or issued by any Governmental Entity, court or arbitrator having jurisdiction.

     (zzz) "Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

     (aaaa) "Outside Date" means July 22, 2002 provided that if any condition in Section 6.3 shall not have been fulfilled on July 22, 2002, "Outside Date" means October 21, 2002.

     (bbbb) "Parties" means the Vendor, the Purchaser and the Guarantor and any other Person who may become a party to this Agreement and "Party" means any one of them.

     (cccc) "Patent Assignment Agreement" means the assignment agreement substantially in the form of Exhibit "D" to be entered into on the Closing Date by the Vendor, as assignor, and the Purchaser, as assignee, pursuant to which the Vendor will assign to the Purchaser all of its right, title and interest in and to the Transferred Patents.

     (dddd)    "PBGC" has the meaning specified in Section 4.1(q)(ii).

     (eeee) "Permitted Encumbrances" means (i) liens for Taxes, assessments or governmental charges or levies not yet due and delinquent,
               (ii) all licenses or other rights granted with respect to the Transferred Intellectual Property under any Contract; (iii) all licenses or other rights under any cross-licenses listed in
               Schedule 1.1(eeee) and (iv) Encumbrances listed and described in
               Schedule 1.1(eeee), but only to the extent such Encumbrances conform to the description in Schedule 1.1(eeee).

     (ffff) "Person" includes an individual, a partnership, a corporation, a limited liability company, a trust, an estate, a joint venture, an unincorporated organization, a Governmental Entity or other entity.

     (gggg)    "Personal Data" has the meaning specified in Section 5.6(2)(a).

     (hhhh) "Premises License Agreement" means the premises license agreement substantially in the form of Exhibit "E" to be entered into on the Closing Date among the Vendor and the applicable Vendor Affiliates as licensor and the Purchaser or the applicable Affiliate of the Purchaser, as licensee, pursuant to which each of the applicable Vendor and the Vendor Affiliates will license to the Purchaser or the applicable Affiliate of the Purchaser the use of certain leased property.

     (iiii)    "Proceeding" has the meaning specified in Section 7.6(2).

     (jjjj)    "Products" means the products listed in Schedule 1.1(jjjj).

     (kkkk)    "Property Taxes" has the meaning specified in Section 5.13(5).

     (llll) "PST Legislation" means the Retail Sales Tax Act (Ontario) and the Social Service Tax Act (British Columbia) as each such Act may be amended from time to time.

     (mmmm) "Purchase Commitments" means forward commitments by the Vendor or any Vendor Affiliate for services or supplies entered into in connection with the Purchased Business in the Ordinary Course listed or described in Schedule 1.1(z).

     (nnnn)    "Purchase Price" has the meaning specified in Section 3.1.

     (oooo)    "Purchased Assets" has the meaning specified in Section 2.1.

     (pppp) "Purchased Business" means any and all operations and activities of the Vendor and the Vendor Affiliates relating only to the design, development, production, enhancement, testing, demonstration, marketing, distribution, sales or support (including service support and maintenance) of the Products but not including any rights to receive from the Vendor or any Vendor Affiliate corporate overhead services or shared corporate services, including the following, but only to the extent that they constitute corporate overhead services or shared corporate services, (i) corporate (A) treasury, (B) information services,
               (C) sales and account management, (D) legal, (E) tax, (F) human resources, (G) risk management, (H) finance, or (I) group purchasing plans or (ii) Intellectual Property covering, embodied or used in the development, manufacture, sale or provision of corporate (A) financial, human resources, sales and marketing, order management, bills of materials, logistics, customs/excise, information systems or administrative processes or services, including any computer software used in connection therewith, and including services relating to the provision of access to design tools and databases, or (B) materials, components, assemblies or parts that are supplied for use in or by the Products from other business units of the Vendor prior to Closing.

     (qqqq)    "Purchaser" has the meaning set out in the recitals.

     (rrrr)    "Purchaser Indemnified Parties" has the meaning specified in
               Section 7.2.

     (ssss) "Purchaser's Employee Plans" means any incentive compensation, commission, vacation pay, holiday pay, sabbatical leave, scholarship or tuition reimbursement, dependent care assistance, immigration assistance, salary continuation, employee loan or loan guarantee, deferred compensation plan, severance pay, change in control, bonus plan, profit sharing plan, stock option plan, employee stock option plan, restricted stock, stock appreciation plan, phantom stock, and any other employee benefit plan, agreement, arrangement or commitment maintained by or on behalf of the Purchaser which covers or will cover any Transferred Employee including, for greater certainty, any registered retirement savings, pension, retirement, investment, health, dental, vision care, drug, welfare or disability plan or insurance plan which the Purchaser sponsors or will sponsor or to which the Purchaser contributes or will contribute or is required to contribute or which applies or will apply to or in respect of any Transferred Employee.

     (tttt) "Reseller, Maintenance and Referral Agreement" means the reseller, maintenance and referral agreement in the form of Exhibit "F" to be entered into between the Vendor, the Vendor Affiliates and the Purchaser to permit the Vendor and the Vendor Affiliates to fulfill design, development, sales and support obligations in respect of any of the Products (whether existing before or arising after Closing).

     (uuuu)    "SEC" has the meaning specified in Section 5.25.

     (vvvv) "Single Use Desktop Software" means software licensed to the Vendor or a Vendor Affiliate (other than the Third Party Software and the Third Party Licenses) under a transferable, shrink-wrap or click-wrap license agreement for use on a single computer that is, as at the Effective Time, installed on personal computers forming part of the Transferred Equipment.

     (wwww)    "Statement of Adjustment" has the meaning specified in Section
               3.5(2).

     (xxxx)    "Subcontracted Customer Contract" has the meaning specified in
               Section 2.3(2).

     (yyyy) "Subsidiary" shall mean, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, joint venture, partnership or other entity over which it exercises direction or control or which is in a like relation to a subsidiary.

     (zzzz)    "Targeted Current Liabilities" has the meaning specified in
               Section 3.4.

     (aaaaa) "Taxes" means any federal, provincial, state, municipal or local taxes or other impositions by any Governmental Entity, including the following taxes and impositions: net income, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, individual income, capital, value added, goods and services, gross receipts, sales, use, ad valorem, business rates, transfer, franchise, profits, business, real or personal property, gains, service, service use, withholding or back up withholding tax, payroll, employment, social security, worker's compensation, excise, severance, occupation, stamp duties, documentary, registration charges, land transfer, premium, prohibited transaction, environmental, intangibles, business license, property, customs, duties or other type of fiscal levy and all other taxes, fees, assessments, deductions, withholdings or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto. Taxes also include "Transfer Taxes".

     (bbbbb) "Tax Return" means any return, declaration (including estimated tax), report, statement, claim for refund or credit, information return or statement or prescribed form filed or required to be filed with any taxing authority relating to Taxes, including information returns or reports with respect to backup withholding and payments to third parties, and any schedule or attachment relating to any of the foregoing or any amendment thereof.

     (ccccc) "Third Party Licenses" means licenses and other agreements other than licenses for Desktop Software, pursuant to which any third party has granted the Vendor or any Vendor Affiliate any rights in Intellectual Property used or, held for use primarily in the conduct of the Purchased Business as conducted immediately prior to Closing or at any time since September 1, 2001, each of which is listed in Schedule 1.1(z).

     (ddddd) "Third Party Licensed Intellectual Property" means the rights in Intellectual Property, licensed to the Vendor or a Vendor Affiliate under the Third Party Licenses.

     (eeeee) "Third Party Software" means the third party software licensed to the Vendor or a Vendor Affiliate under a shrink-wrap or click-wrap license agreement which software is listed in Schedule 1.1(eeeee).

     (fffff) "Trademark Assignment Agreement" means the assignment agreement substantially in the form of Exhibit "G" to be entered into on the Closing Date by the Vendor, as assignor, and the Purchaser, as assignee, pursuant to which the Vendor will assign to the Purchaser all of its right, title and interest in and to the Transferred Trademarks.

     (ggggg) "Trademark License Agreement" means the license agreement substantially in the form of Exhibit "H", to be entered into on the Closing Date between the Vendor and the Purchaser providing for the use of the business name and trademark "Preside" (and, if necessary and on mutual agreement, other business names and trademarks of the Vendor not included in the Transferred Intellectual Property) by the Purchaser for a limited period of time after the Closing Date.

     (hhhhh) "Transaction Documents" means, collectively, this Agreement, the Ancillary Agreements and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party pursuant to this Agreement and "Transaction Document" means any one of such documents.

     (iiiii) "Transfer Taxes" means all goods and services, sales, use, land transfer, gross receipt, documentary, recording, registration, conveyance, excise, value-added, stamp duties, federal and provincial sales taxes and all other similar taxes, duties, registration charges or other like charges together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

     (jjjjj) "Transferred Employees" means, collectively, (i) Designated Employees who accept an offer of employment from the Purchaser and commence employment with the Purchaser pursuant to Section 5.14(5), (ii) such of the Leave Employees and Loaned Employees who accept an offer of employment from the Purchaser and commence employment with the Purchaser or an Affiliate of the Purchaser pursuant to Section 5.14(6), (iii) such of the French Employee and German Employees who accept an offer of employment from the Purchaser or an Affiliate of the Purchaser and commence employment with the Purchaser or an Affiliate of the Purchaser pursuant to Section 5.14(2) or whose employment transfers to the Purchaser or an Affiliate of the Purchaser pursuant to Employment Transfer Laws, (iv) the UK Employees and
               (v) the Brazil Transferring Employee.

     (kkkkk) "Transferred Equipment"means, collectively, (i) UNIX work stations, servers and related equipment, telecom equipment and the peripherals and cables (other than cables which comprise infrastructure) and testing and other laboratory equipment all as listed in Schedule 1.1(jjjj) and (ii) tools, instruments, furniture (other than leased furniture), office equipment, and all other property and all other tangible personal property, other than property enumerated in subsection (i) of this definition, that is both (A) owned and (B) used or held for use by the Vendor or any of the Vendor Affiliates primarily in the conduct of the Purchased Business as conducted immediately prior to Closing or at any time since September 1, 2001.

     (lllll) "Transferred Intellectual Property" means, collectively, (i) the Intellectual Property owned by the Vendor or any Vendor Affiliate and used or held for use primarily in the conduct of the Purchased Business as conducted immediately prior to Closing or at any time since September 1, 2001, including the Intellectual Property listed or described in Schedule 1.1(lllll) but excluding the (A) Transferred Patents, (B) Transferred Trademarks, (C) Network Identifiers, (D) Vendor Licensed Intellectual Property, and (E) trademarks licensed under the Trademark License Agreement, (ii) the Transferred Patents, (iii) the Transferred Trademarks, and (iv) the Network Identifiers.

     (mmmmm) "Transferred Patents" means, collectively, those rights, including patent applications, listed or described in Schedule 1.1(mmmmm).

     (nnnnn) "Transferred Trademarks" means, collectively, those trademarks listed or described in Schedule 1.1(nnnnn).

     (ooooo) "Transition Services Agreement" means the transition services agreement substantially in the form of Exhibit "I" to be entered into on the Closing Date by the Vendor and the Purchaser pursuant to which the Vendor will agree to provide certain fee-based services to the Purchaser in connection with the Purchased Business for a limited period of time after the Closing Date.

     (ppppp)   "UK Affiliate" has the meaning specified in Section 2.7.

     (qqqqq)   "UK Business" has the meaning specified in Section 2.7.

     (rrrrr) "UK Employees" means the Employees whose work location is within the United Kingdom and who are listed in Schedule 1.1(jj) as UK Employees.

     (sssss) "UK Employee Transfer Date" means the later of the Closing Date or the date upon which the certificate contemplated by Section 5.14(11) is issued and delivered by the Vendor to the Purchaser.

     (ttttt) "U.S. GAAP" means United States generally accepted accounting principles in a manner consistently applied.

     (uuuuu) "Vendor" has the meaning set out in the recitals to this Agreement.

     (vvvvv) "Vendor Affiliates" means, collectively, Accugraph Corporation, Architel Systems Corporation ("Architel"), Architel Systems (U.S.) Corporation, Architel Systems (U.K.) Corporation, Nortel Networks Technology Corporation ("NN Technology"), Nortel Networks Inc. ("NNI"), Nortel Networks S.p.A., Nortel Networks Hispania, S.A., Nortel Networks UK Limited and Nortel Networks S.A.

     (wwwww) "Vendor Indemnified Parties" has the meaning specified in Section 7.3.

     (xxxxx) "Vendor Licensed Intellectual Property" means the Intellectual Property licensed under the Intellectual Property License Agreement owned by the Vendor or any Vendor Affiliate that is or was used or held for use both in the conduct of the Purchased Business and for other purposes at any point in time between September 1, 2001 and Closing, but not including any rights to receive from the Vendor or any Vendor Affiliate corporate overhead services or shared corporate services, including, but only to the extent that they constitute corporate overhead services or shared corporate services, Intellectual Property covering, embodied used in the development, manufacture, sale or provision of corporate (i) financial, human resources, sales and marketing, order management, bills of materials, logistics, customs/excise, information systems or administrative processes or services, including any computer software used in connection therewith, and including services relating to the provision of access to design tools and databases, or (ii) materials, components, assemblies or parts that are supplied to the Purchased Business for use in or by the Products from other business units of the Vendor prior to Closing or at any time since September 1, 2001. For the avoidance of doubt, the Parties acknowledge and agree that the Licensed Patents (as defined in the Intellectual Property License Agreement), or any other element of the Vendor Licensed Intellectual Property set forth on a schedule in the Intellectual Property License Agreement, is not used primarily in the conduct of the Purchased Business and is not and was not, and shall not be deemed to be or have been, used or held for use primarily in the conduct of the Purchased Business as at, or at any time prior to, Closing.

Section 1.2 Gender and Number.

     Unless the context requires otherwise, any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

Section 1.3 Headings, etc.

     The provision of a table of contents, the division of this Agreement into Articles, Sections, subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

Section 1.4 Currency.

     All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in the currency of the United States.

Section 1.5 Certain Phrases etc.

     In this Agreement, the words "including", "include" and "includes" means "including (or include or includes) without limitation", and the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum) without duplication, of" and in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

Section 1.6 Incorporation of Schedules and Exhibits.

     The schedules and the exhibits attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

                                    ARTICLE 2
                                PURCHASED ASSETS

Section 2.1    Purchase and Sale.

     On and subject to the terms and conditions set forth in this Agreement, the Vendor agrees to sell, convey, assign and transfer or cause to be sold, conveyed, assigned and transferred, free and clear of any Encumbrances (other than Permitted Encumbrances), to the Purchaser and the Purchaser agrees to purchase from the Vendor and the Vendor Affiliates on the Closing Date the following:

  (a)          the Transferred Equipment;

  (b) the Authorizations held by the Vendor and the Vendor Affiliates exclusively in the conduct of the Purchased Business that are assignable;

  (c)          the Business Information;

  (d)          the Employee Information;

  (e) subject to Section 2.3 and the terms and conditions of the Bill of Sale and Bill of Sale and Assignment and Assumption Agreement, the Contracts (other than the Leases) which are in effect at the Effective Time;

  (f)          the Transferred Intellectual Property;

  (g) the leasehold interest of each of the Vendor and the applicable Vendor Affiliates in and to the Leased Properties and all right, title and interest under the Leases subject to obtaining the applicable Consent;

  (h) the Third Party Software, to the extent such Third Party Software is transferable; and

  (i) the assets included on the Financial Statements under the heading "Other Assets", if any.

     The property and assets described in this Section 2.1 are collectively referred to as the "Purchased Assets". Notwithstanding the foregoing, all right, title and interest in and to the relevant portion of the Employee Information shall transfer to the Purchaser or an Affiliate of the Purchaser on the applicable Employee Start Date; provided however, no such Employee Information shall transfer in respect of the Excluded Employees.

Section 2.2 Excluded Assets.

     Notwithstanding anything in Section 2.1 or elsewhere in this Agreement to the contrary, the Purchased Assets shall not include any assets other than the assets specifically listed or described in Section 2.1, and any corresponding Schedules, and, without limiting the generality of the foregoing and for greater certainty, shall expressly exclude the following (collectively, "Excluded Assets"):

  (a) any cash and cash equivalents, all bank account balances and all petty cash;

  (b) any Taxes, including duty drawbacks or duty refunds, and property Taxes, refundable to the Vendor or a Vendor Affiliate in connection with the Purchased Business in respect of transactions, or in respect of the period, prior to the Effective Time, and any refundable Taxes or Tax credits;

  (c) subject to Section 5.20, any refunds due from, or payments due on, claims with the insurers of the Vendor or a Vendor Affiliate;

  (d) the minute books and corporate records of each of the Vendor and the Vendor Affiliates;

  (e)          all Accounts Receivable;

  (f) all books, documents, records and files prepared in connection with or relating to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Purchased Assets, the Assumed Liabilities or the Purchased Business;

  (g) other than as provided in the Transition Services Agreement, any rights of the Purchased Business to receive from the Vendor or a Vendor Affiliate corporate overhead and shared services, including treasury, corporate information services, corporate sales and account management, legal, tax, human resources, risk management, finance and group purchasing plans;

  (h) all corporate, financial, taxation and other records of the Vendor and the Vendor Affiliates other than the Business Information;

  (i) rights in any real property, whether owned or leased, other than such rights relating to (i) the Leased Properties and (ii) the temporary co-location arrangements pursuant to the Premises License Agreement;

  (j) except for the Transferred Equipment, all other equipment that is both (i) owned and (ii) used or held for use by the Vendor or any Vendor Affiliate and the leased furniture;

  (k) all extra-provincial, sales, excise or other licenses or registrations issued to or held by the Vendor and Vendor Affiliates, whether in respect of the Purchased Business or otherwise;

  (l) any rights of the Vendor and the Vendor Affiliates under this Agreement or any other Transaction Document;

  (m) any and all Intellectual Property of the Vendor and the Vendor Affiliates and any tangible embodiments of any such property other than the Transferred Intellectual Property;

  (n)          any and all employee data other than the Employee Information;

  (o) the books and records that the Vendor and the Vendor Affiliates are, in the reasonable opinion of Vendor's counsel, required by Law to keep;

  (p)          the Desktop Software and the Business Application Software;

  (q)          all stock or equity interests in any Person; and

  (r)          the other assets and rights listed in Schedule 2.2(r).

Section 2.3    Assignment of Contracts.

(1) Nothing in this Agreement nor any other Transaction Document shall be construed as an attempt by the Parties to assign or as requiring the Vendor or a Vendor Affiliate to assign, or to cause the assignment of any Contract which, by its terms or as a matter of applicable Law, is not assignable in whole or in part without Consent, unless and until such Consent shall have been given. The Vendor shall use its Best Efforts and cooperate fully, and shall cause each Vendor Affiliate to use their respective Best Efforts and cooperate fully, with the Purchaser and its Affiliates to obtain as soon as commercially reasonable, all Consents provided that the failure to obtain any or all of such Consents prior to Closing shall not entitle the Purchaser to terminate this Agreement or not to complete the transactions contemplated hereby.

(2) With respect to each Customer Contract to which the Vendor or a Vendor Affiliate, as applicable, has received the Consent to assign to the Purchaser on or before the Closing Date, the Purchaser and the Vendor or any Vendor Affiliate, as appropriate, acknowledge and agree that, as of the Closing and pursuant to the terms and conditions of the Bill of Sale and Assignment and Assumption Agreement, all right, title and interest in and to such Customer Contract shall have been assigned to the Purchaser and the Purchaser shall have assumed all of the benefit and obligations under such Customer Contract, but only to the extent set forth in the form of such Customer Contract contained in the Agreed Documentation. With respect to each Customer Contract to which the Vendor or a Vendor Affiliate, as applicable, has not received the consent to assign to the Purchaser on or before the Closing Date (each such Customer Contract referred to herein as a "Subcontracted Customer Contract"), the Purchaser and the Vendor or any Vendor Affiliate, as appropriate, and as between and among them, as the case may be, acknowledge and agree that, as of the Closing and pursuant to the terms and conditions of the Bill of Sale and Assignment and Assumption Agreement, all right, title and interest in and to such Subcontracted Customer Contract shall have been conditionally assigned to the Purchaser and the Purchaser shall have conditionally assumed all of the benefits and obligations under such Subcontracted Customer Contract but only to the extent such benefits and obligations are set forth in the form of such Subcontracted Customer Contract contained in the Agreed Documentation.

(3) Until the required Consent has been obtained and as with respect to the third party to such Subcontracted Customer Contracts, the Purchaser shall act as sub-contractor of the Vendor or any Vendor Affiliates, as applicable, in respect of such Subcontracted Customer Contracts pursuant to terms and conditions to be agreed between the Vendor and the Purchaser.

(4) To the extent a customer and/or the Purchaser provides the Vendor with written evidence and establishes, to the reasonable satisfaction of the Vendor, a contractual relationship relating to the same subject matter of any Customer Contract (for purposes of this Subsection (4) the term Customer Contract shall include any Subcontracted Customer Contract) the terms and conditions of which are different from the terms and conditions of the form of Customer Contract set forth in the Agreed Documentation (such as a different signed version of such Contract, an addendum, exhibit, schedule or other documentation that purports to amend, modify, supplement or replace all or any part of such Contract or constitute a waiver thereof), the Vendor shall (i) pay to the Purchaser the full amount of any additional direct costs incurred by the Purchaser (including a reasonable overhead allocation) resulting from the discrepancy that the Purchaser, acting reasonably, cannot pass on to the customer, and (ii) indemnify the Purchaser for all Damages, any claim for such indemnification to be treated in the same manner as a claim asserted under Section 7.2(d).

(5) In an effort to preserve the Agreed Documentation, the Vendor and the Purchaser agree to deliver, as of the date hereof, a complete and accurate copy of all such documentation to be held by their respective Canadian Counsel.

(6) Except as set forth in Section 5.2, the Purchaser may in its sole discretion, acting reasonably, decide whether or not to accept the assignment of any contract with a customer that provides for the sale of any of the Products and/or services related thereto the existence of which is made known to the Purchaser at any time after Closing. Any contract contemplated by this Section 2.3(6) that is not assumed by the Purchaser shall be treated pursuant to the terms and conditions of the Reseller, Maintenance and Referral Agreement.

(7) Subject to the receipt of any required Consent, the Vendor shall use its Best Efforts, and shall cause each Vendor Affiliate, as applicable, to use their respective Best Efforts, to assign and transfer to the Purchaser the Equipment Leases. If any such Consent is not obtained for the assignment of any Equipment Lease (to the extent such Equipment Lease may relate to any Transferred Equipment) prior to Closing, the Vendor and the Vendor Affiliates shall buy out such portion of such Equipment Leases (but only to the extent as they relate to the Transferred Equipment) for which Consents have not been obtained and sell such Transferred Equipment, covered by such Equipment Leases to the Purchaser, free and clear of all Encumbrances, at the buy out value, which equipment shall form part of the Transferred Equipment.

(8) The Purchaser shall be responsible and shall pay the Vendor and the Vendor Affiliates for any and all reasonable costs, including any Transfer Taxes, relating to the assignment and transfer of the Equipment Leases referred to above.

(9) The Vendor shall use its Best Efforts, and shall cause the Vendor Affiliates to use their respective Best Efforts, to deliver to the Purchaser as soon as practicable after the Effective Time all documentation, including any license agreements, relating to the Third Party Software; provided, however, that the Vendor shall have no obligations to deliver documentation to the Purchaser in respect of any Third Party Software the license for which relates to lines of business or divisions of the Vendor or its Affiliates other than the Purchased Business.

Section 2.4    Assumption of Liabilities.

     Subject to Closing, effective as of and from the Effective Time, the Purchaser shall assume and become responsible for, and shall perform, discharge and pay when due the following obligations and liabilities (collectively, "Assumed Liabilities"):

  (a) all obligations and liabilities of any kind with respect to the Purchased Business to the extent such obligations and liabilities arise out of the conduct of the Purchased Business by the Purchaser or the use, ownership or operation of the Purchased Assets from and after the Effective Time; provided, however, that the Purchaser shall not assume nor shall the Purchaser become responsible or liable for any liability or obligation arising from or out of any breach or non-performance of any Contract occurring before the Effective Time;

  (b)          the current liabilities of the Purchased Business as at Closing;

  (c) all obligations and liabilities relating to or arising from or in connection with the Purchaser's employment of each of the Transferred Employees from and after the Employee Start Date; and

  (d) subject in all respects to Section 5.15, all obligations and liabilities of the Vendor and the Vendor Affiliates in respect of accrued and unused vacation relating to or arising from or in connection with the Vendor's or a Vendor Affiliate's employment of each of the Transferred Employees which obligations and liabilities existed and accrued at any or all times prior to the Employee Start Date.

     Nothing in this Section 2.4 shall be construed to negate any liability or obligation explicitly assumed by the Purchaser elsewhere in this Agreement or in any other Transaction Document. Other than those liabilities explicitly assumed by the Purchaser in this Section 2.4 and elsewhere in this Agreement or any other Transaction Document, the Purchaser, directly or indirectly, shall assume no liabilities or obligations of Vendor or any Vendor Affiliate and shall not be liable therefor.

Section 2.5    Transferred Equipment.

     EACH OF THE PURCHASER AND THE GUARANTOR ACKNOWLEDGE THAT THE TRANSFERRED EQUIPMENT IS BEING PURCHASED ON AN "AS IS, WHERE IS" BASIS ON CLOSING AND THAT IT IS RELYING ENTIRELY UPON ITS OWN INVESTIGATIONS AND INSPECTIONS HERETOFORE AND HEREAFTER CONDUCTED IN PROCEEDING WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THAT NO REPRESENTATION OR WARRANTY IS GIVEN BY ANY OF THE VENDOR OR THE VENDOR AFFILIATES WITH RESPECT TO THE CONDITION OR STATE OF REPAIR OF THE TRANSFERRED EQUIPMENT. WITHOUT LIMITING THE FOREGOING, SAVE AND EXCEPT AS TO TITLE MATTERS SET OUT IN SECTION 4.1(F), THE

PURCHASER AND THE GUARANTOR EXPRESSLY ACKNOWLEDGE THAT THERE ARE NO REPRESENTATIONS, WARRANTIES, TERMS, CONDITIONS, UNDERSTANDINGS OR COLLATERAL AGREEMENTS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED EQUIPMENT.

Section 2.6    No Reliance.

     Each of the Purchaser and the Guarantor further acknowledge that all written and oral information (including analyses, financial information and projections, compilations and studies) obtained by the Purchaser or the Guarantor from the Vendor and the Vendor Affiliates or any of their directors, officers, employees, professional consultants or advisors with respect to the Purchased Business, the Purchased Assets or otherwise relating to the transactions contemplated in this Agreement has been obtained for the convenience of the Purchaser and the Guarantor only and the Vendor and the Vendor Affiliates are not making any representation or warranty as to the accuracy or completeness of such information except for the representations and warranties of the Vendor contained in this Agreement or in any certificate delivered pursuant hereto.

Section 2.7    Purchaser Affiliates.

     The Vendor acknowledges and agrees with the Purchaser and the Affiliates of the Purchaser listed in Schedule 2.7 that:

   (a) the Purchaser is purchasing that part of the Purchased Business and those of the Purchased Assets located in or relating to the United Kingdom (the "UK Business") as agent for and on behalf of the Affiliate of the Purchaser listed in Schedule 2.7 as the UK Affiliate (the "UK Affiliate") and references in this Agreement to the Purchaser shall for all purposes be construed as references to the UK Affiliate in so far as they relate to the UK Business;

   (b) pursuant to Section 5.14(1), the UK Affiliate will be the employer of the UK Employees from the UK Employee Transfer Date;

   (c) pursuant to Section 5.14(2), the French Employee shall be employed by the Affiliate of the Purchaser listed in Schedule 2.7 as the French Affiliate from the Closing Date; and

   (d) pursuant to Section 5.14(2), the German employees shall be employed by the Affiliate of the Purchaser listed in Schedule 2.7 as the German Affiliate from the German Employee Transfer Date.

                                    ARTICLE 3
                                 PURCHASE PRICE

Section 3.1 Purchase Price.

     The purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for the Purchased Assets shall be an aggregate of $35,000,000 subject to final adjustments under Section 3.4 and Article 7.

Section 3.2 Allocation of Purchase Price.

(1) The Vendor and the Purchaser agree, as promptly as practicable following the date of this Agreement, but in any event not later than five (5) Business Days prior to the Closing Date, to allocate the Purchase Price, as set forth in Schedule 3.2(1), subject to adjustments under Section 3.4 and
     Article 7. Any subsequent adjustments to the allocation hereunder shall be reasonably agreed by the Vendor and the Purchaser.

(2) The Vendor and the Purchaser hereby agree to execute and file or cause to be executed and filed all Tax Returns and prepare or cause to be prepared all financial statements, returns and other instruments on the basis of the allocations referred to in this Section 3.2, subject to adjustment in accordance with Section 3.4 and Article 7. The Vendor, the Vendor Affiliates, the Purchaser and any of their respective Affiliates shall not take any position on any Tax Return (including IRS Form 8594), before any Governmental Entity charged with the collection of any income Tax, or in any judicial proceeding relating to Taxes, that is inconsistent with the allocation of the Purchase Price established pursuant to this Section 3.2.

(3) The Vendor and the Purchaser shall accumulate, and the Vendor shall cause each Vendor Affiliate, if applicable, to accumulate, the needed information to file a complete and timely Section 1060 statement (Form 8594) pursuant to the Code with respect to the purchase and sale of the Purchased Assets which are located in the United States as of the Closing Date.

(4) Except as otherwise provided in this Agreement, none of the Purchaser, the Vendor or the Vendor Affiliates, if applicable, shall be responsible for any Tax liability or any other expense of any other Party to this Agreement resulting from the reporting and allocations made by such other Party as contemplated by this Section 3.2.

Section 3.3 Payment of Purchase Price.

     At the Closing, the Purchaser shall pay the Purchase Price to the Vendor, on its own behalf and, as applicable, as agent for each of the Vendor Affiliates, by way of electronic transfer of immediately available funds to such bank account as the

Vendor may designate to the Purchaser in writing at least two (2) Business Days prior to the Closing Date.

Section 3.4       Adjustments to the Purchase Price.

(1) Within thirty (30) days after the Closing, the Vendor shall prepare and deliver to the Purchaser an unaudited statement of management net assets and liabilities of the Purchased Business as of the Closing Date. The Vendor shall prepare such unaudited statement of management net assets and liabilities on a basis consistent with the preparation of the Financial Statements. Further, such unaudited statement of management net assets and liabilities will be used by the Purchaser for informational purposes, will be subject to change and will not necessarily reflect the final unaudited statement of net assets and liabilities of the Purchased Business as of the Closing Dates as described in Section 5.25.

(2) Immediately following delivery of the audited financial statements as required pursuant to Section 5.25, the Vendor shall prepare and deliver to the Purchaser a draft statement of adjustment (the "Draft Statement of Adjustment") setting forth the amount, as of the Closing Date, of the current liabilities of the Purchased Business (the "Current Liabilities Amount"). The Draft Statement of Adjustment shall be prepared on a basis consistent with the preparation of the Financial Statements as described in Section 4.1(h) and shall include any adjustments to the management current liabilities discovered during the audit required pursuant to Section 5.25 that are applicable at the Closing Date. To the extent the Current Liabilities Amount, as adjusted pursuant to this Section 3.4(2) above, is greater than $8,500,000.00 (the "Targeted Current Liabilities"), the Vendor shall pay the difference to the Purchaser. To the extent the Current Liabilities Amount, as adjusted pursuant to this Section 3.4(2) above, is less than the Targeted Current Liabilities, the Purchaser shall pay the difference to the Vendor. Such amount shall be referred to herein as the "Adjustment Amount" and payment of the Adjustment Amount by either the Vendor or the Purchaser shall be made within ten (10) Business Days of the finalization of the Statement of Adjustment as described in
         Section 3.5.

Section 3.5       Final Determination.

(1) Within fifteen (15) Business Days following delivery of the Draft Statement of Adjustment, the Purchaser shall cause its auditors to review the Draft Statement of Adjustment and shall notify the Vendor in writing if it has any objections to the Draft Statement of Adjustment. The notice of objection must contain a statement of the basis of each of the Purchaser's objections and each amount in dispute. For greater certainty, the amount in dispute must relate to current liabilities that are to be assumed by the Purchaser and should not include any liabilities that have been included in the audited financial statements solely for the purpose of compliance with GAAP. The Vendor shall request that its auditors provide access, upon reasonable request, to the Purchaser and its auditors to all work papers of the Vendor's auditors and the Vendor shall provide access, upon every reasonable request, to the Purchaser and its auditors to the accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Statement of Adjustment. The Purchaser shall be deemed to have accepted the Draft Statement of Adjustment if it does not notify the Vendor of its objection within the said fifteen
          (15) Business Day period.

     (2) If the Purchaser disputes the Draft Statement of Adjustment, the Parties will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of twenty (20) Business Days after the date of notification by the Purchaser to the Vendor of such dispute. In the absence of an agreement by the Parties, the final amount of the adjustment shall be determined within ten (10) Business Days by a nationally-recognized firm (in both the United States and Canada) of certified public accountants as may be agreed to by the Parties, and such determination shall be conclusive, final and binding on the Vendor and the Purchaser. Such firm of certified public accountants shall be deemed to be acting as experts and not as arbitrators. The Vendor and the Purchaser will share equally all fees and expenses charged by such accountants for resolving such matter. Immediately following the fifteen (15) Business Day period referred to in Section 3.5(1) or the resolution of any dispute in accordance with the foregoing, as the case may be, the Vendor shall deliver to the Purchaser the final Statement of Adjustment (the "Statement of Adjustment") together with any report of the auditor's produced thereon. Such Statement of Adjustment shall be final and binding upon the Parties and shall not be subject to appeal, absent manifest error.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Vendor.

          The Vendor represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

     (a) Incorporation and Organization. Each of the Vendor and the Vendor Affiliates is a corporation incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party and to carry out the transactions contemplated hereunder and thereunder, as applicable. Each of the Vendor and the Vendor Affiliates is qualified, licensed or registered to carry on business in the jurisdictions in which the nature of the Purchased Business or Purchased Assets makes such qualification necessary.

   (b) Validity of the Agreement. The execution and delivery of this Agreement and the Ancillary Agreements by the Vendor, the performance by the Vendor of its obligations hereunder and thereunder and the consummation by the Vendor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Vendor. The execution and delivery by each Vendor Affiliate of the Ancillary Agreements to which it is a party, the performance by each Vendor Affiliate of its obligations thereunder and the consummation by each Vendor Affiliate of the transactions contemplated thereby, have been duly authorized by all requisite corporate and shareholder action on the part of such Vendor Affiliate. This Agreement and all other Transaction Documents to which the Vendor and/or each Vendor Affiliate is or will be a party have been or at Closing will be duly and validly executed and delivered by the Vendor and/or each Vendor Affiliate, as the case may be, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute or at Closing will constitute legal, valid and binding obligations of the Vendor and/or each Vendor Affiliate, as the case may be, enforceable against it in accordance with their respective terms subject only to any limitation under applicable Laws relating to (A) bankruptcy, winding-up, insolvency, arrangement and other similar laws of general application affecting the enforcement of creditors' rights, (B) the discretion that a court may exercise in the grant of equitable remedies such as specific performance and injunction, and (C) the legality, validity or binding effect of the provisions of Section 5.23.

   (c) No Conflict. The execution, delivery and performance of this Agreement by the Vendor and the execution, delivery and performance of the Transaction Documents by the Vendor and/or the Vendor Affiliates that are a party thereto, and the consummation of the transactions contemplated hereby and thereby:

            (i) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

                   (A) conflict with or result in a violation of any provision of the constating documents or by-laws of the Vendor or any of the Vendor Affiliates; or

                   (B) other than as a result of the failure to obtain any Consent, conflict with or result in a breach of or a default under, or give to any Person any right to terminate, accelerate, cancel, suspend or modify, any Material Contract thereunder;

            (ii) will not conflict with or result in a breach of, or cause the termination or revocation of, any Authorization held by the Vendor or any Vendor Affiliate necessary to the ownership of the Purchased Assets or the operation of the Purchased Business; and

            (iii) subject to Section 5.5, will not result in the violation of any Order or Law.

   (d) Required Authorizations. There is no requirement of the Vendor or any Vendor Affiliate to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Authorizations described in Schedule 4.1(d) (as determined in accordance with Section 5.5(1)), or that relate solely to the identity of the Purchaser or the nature of the business carried on by the Purchaser prior to Closing.

   (e) No Other Agreements to Purchase. Except for the Purchaser's right under this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming such for the purchase or acquisition from the Vendor or any of the Vendor Affiliates of any of the Purchased Assets other than assets sold in the Ordinary Course.

   (f) Title to Purchased Assets. Other than the Transferred Intellectual Property and the Vendor Licensed Intellectual Property, each of the Vendor and the Vendor Affiliates owns (with good title), or has a valid leasehold or license interest in, as the case may be, all of the

               Purchased Assets free and clear of all Encumbrances except for Permitted Encumbrances.

     (g) Sufficiency of the Purchased Assets. The Purchased Assets (together with the rights of the Purchaser and its Affiliates under the Ancillary Agreements) other than the Transferred Intellectual Property, the Vendor Licensed Intellectual Property and the Third Party Licensed Intellectual Property (including Third Party Licensed Intellectual Property subject to Consent), all of which are addressed in Section 4.1(s), include all rights and property necessary and sufficient, in all material respects, to carry on the Purchased Business as conducted immediately prior to Closing or at any time since September 1, 2001.

     (h) Financial Statements. The unaudited management financial statements attached as Schedule 4.1(h) (the "Financial Statements") are true, correct and complete and present fairly the statement of assets and liabilities of the Purchased Business as of December 31, 2001, and the related statement of profit and loss of the Purchased Business for the fiscal year then ended. The Financial Statements have been compiled from the books and records of the Purchased Business and except as disclosed on
               Schedule 4.1(h), (i) have been prepared in accordance with U.S. GAAP and (ii) present fairly, in all material respects, the financial position of the Purchased Business, or the profit (or loss) of the Purchased Business, as the case may be, as of the date or for the period indicated. Except as disclosed in Schedule 4.1(h), there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of the Vendor or any of its Subsidiaries that is not reflected or reserved against in the statement of assets and liabilities other than (A) liabilities incurred in the Ordinary Course since the Financial Statement Date, or (B) any such liability that would not be required to be presented in financial statements prepared in conformity with U.S. GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements.

     (i) Residence of the Vendor. None of the Vendor, Architel or NN Technology is a non-resident of Canada within the meaning of
               Section 116 of the Income Tax Act (Canada). Except for those sold by Architel and NN Technology, none of the Purchased Assets that are being sold by the Vendor Affiliates constitute "taxable Canadian property" as such term is defined within the meaning of
               Section 248 of the Income Tax Act (Canada).

     (j) Authorizations. To the Vendor's Knowledge, the Vendor and the Vendor Affiliates hold all Authorizations that are required for the operation of the Purchased Business as conducted immediately prior to Closing or any time since September 1, 2001 or for the ownership and use of the Purchased Assets. All such Authorizations are listed in Schedule 4.1(j). To the Vendor's Knowledge such Authorizations are in full force and effect and no Action has been taken or threatened in writing that would terminate or impair such Authorization.

     (k) No Breach of Material Contracts. Except as disclosed in Schedule 1.1(vvv) and other than license fees which may be owing under the Third Party Licences at Closing, each of the Vendor and the Vendor Affiliates has performed all of the obligations required to be performed by it and is entitled to all benefits thereunder, and is not in breach or default in any material respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and except as set forth in Section 1.1(vvv) and other than license fees which may be owing under the Third Party Licenses at Closing, there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Assets) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract other than any requirements to obtain the Consent of the other party. Schedule 1.1(vvv) contains a list of the Material Contracts setting out, in respect of each Material Contract, (i) the parties, (ii) any restrictions on (A) assignment or (B) the sale of all or substantially all of the assets of any Vendor Affiliate and (iii) the nature and extent of any default or event of default, thereunder and how such default or event of default has been addressed by the Vendor and/or the relevant Vendor Affiliate, as the case may be.

     (l) No Breach of Other Contracts. Except for certain acts of default or breach which, in the aggregate, would not have a Material Adverse Effect none of the Vendor or the Vendor Affiliates, as the case may be, has violated or breached any of the terms or conditions of any Contract (other than the Material Contracts).

     (m)       Absence of Certain Changes or Events. Except as disclosed in
               Schedule 4.1(m), since the Financial Statement Date to the date of this Agreement, except as expressly contemplated by this Agreement or consented to in writing by the Purchaser, (a) no change or event has occurred that has had or would reasonably be expected to have a Material Adverse Effect and (b) no material transaction, obligation or liability has been undertaken or incurred by the Purchased Business outside the Ordinary Course.

          (n) Equipment Leases. Other than the Equipment Leases, none of the Vendor or any of the Vendor Affiliates is a party to any lease, sublease, license or contract in the nature of a lease or conditional sales contract in respect of any tangible personal property which is used exclusively in the conduct of Purchased Business and the Vendor and the Vendor Affiliates are in possession of all of the tangible personal property which is the subject of the Equipment Leases.

          (o) Books and Records. All accounting and financial books and records of the Vendor and, to the Vendor's Knowledge, the Vendor Affiliates relating to the Purchased Business have been fully, properly and accurately kept and are complete in all material respects. The books and records of the Vendor and the Vendor Affiliates and other data or information relating to the Purchased Business are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which would not be available to a purchaser of the Purchased Business in the Ordinary Course.

          (p)       Employee Relations.

               (i) Except as disclosed in Schedule 4.1(p), none of the Vendor or any of the Vendor Affiliates is party to or bound by any employment contracts with any Person or contracts for personal services with any agents or independent contractors in relation to the Purchased Business, which are either wholly or partly in writing and none of the Employees is employed other than for an indefinite duration terminable on reasonable notice according to law. True and complete copies of all such employee agreements and contracts have been delivered to the Purchaser and the information in Schedule 4.1(p) with respect thereto is accurate and complete.

               (ii) Schedule 1.1(jj) is an accurate and complete list as of the date of this Agreement and when updated pursuant to
                       Section 5.15, will be an accurate and complete list of all Employees setting forth: (A) name; (B) the title or position and salary/rate of pay currently paid to each such Employee; (C) credited service date;

                       (D) work location; (E) the percentage range of incentive awards for 2001; (F) Capital Accumulation and Retirement Plan ("CARP") participation; (G) which of the Employees are UK Employees, Designated Employees, the French Employee, German Employees, Brazil Employee, Excluded Employees, Loaned Employees or Leave Employees and, for each Leave Employee, the expected date of return to work, if known; and (H) visa and or ex-patriot status or other basis for each Employee's authorization to work in the country in which such Employee is located if not a citizen of such country; and (I) Employees who are eligible pursuant to the Vendor or Vendor Affiliates policies for overtime pay; (J) the global identification number assigned by the Vendor to each such Employee; (K) accrued and unused vacation expressed in number of days and dollars; and (L) most recent hire date. There are no Persons other than those listed as UK Employees on
                       Schedule 1.1(jj) who are or who could at any time qualify as UK Employees.

               (iii) None of the Vendor nor any of the Vendor Affiliates has recognized as the exclusive bargaining representative of any Employee, or entered into any contracts (including labour contracts, collective bargaining agreements and employee agreements) with or purportedly on behalf of any trade union, labour union, employee association or bargaining agency, and none of the Vendor nor any of the Vendor Affiliates has made commitments to or conducted negotiations with any trade union, labour union, employee association, bargaining agency or director, officer, employee or agent thereof with respect to any future agreements by the Vendor or a Vendor Affiliate, as the case may be, in relation to the Purchased Business. Except as set out in Schedule 4.1(p), to Vendor's Knowledge, no trade union, labour union, employee association or bargaining agency has been certified as the exclusive bargaining representative of any Employees, and no trade union, labour union, employee association or bargaining agency is seeking to represent any Employee.

               (iv) There has not been for a period of twelve (12) consecutive months prior to the date hereof, nor is there existent or, to the Knowledge of the Vendor, threatened any strike, slowdown, picketing or work stoppage or other labour claims or disputes or industrial action with respect to the Purchased Business.

               (v) Except as disclosed in Schedule 1.1(jj), the Vendor and the Vendor Affiliates are in compliance in all material respects with all Laws relating to employment (including workplace health and safety) that are applicable to the Employees.

               (vi) There are no outstanding assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing pursuant to any applicable workers' compensation legislation in respect of the Purchased Business or Employees and the Vendor has no Knowledge of any audit of the Purchased Business currently being performed pursuant to any applicable workers' compensation legislation or employment standards legislation.

               (vii) All obligations of the Vendor and the Vendor Affiliates, as the case may be, with respect to the Employees for withholding tax, Canada Pension Plan contributions, employment insurance contributions or contributions of any kind have been paid or remitted in full on or before the due date thereof.

               (viii) The Vendor and each applicable Vendor Affiliate has complied with all of its obligations under Employment Transfer Laws, save where any such failure to comply is a consequence of any failure by Purchaser to provide the information needed for the purpose of complying with the Vendor's and each applicable Vendor Affiliate's obligations to inform and consult with UK Employees.

          (q)   Employee Plans.

               (i) Schedule 4.1(q) contains an accurate and complete list of the Employee Plans and all amendments to the Employee Plans since their last restatement. True, complete and correct copies of the Employee Plans and any amendments, and any summary plan descriptions have been provided to the Purchaser by the Vendor.

               (ii) Except as disclosed in Schedule 4.1(q) as to any Employee Plan subject to Title IV of ERISA, there has been no event or condition which presents the risk of an Employee Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 4043.1 et seq., promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Employee Plan has been given under
                    Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Employee Plan, no liability to the PBGC has been incurred, and the assets of the Employee Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of
                    Section 4041 of ERISA, under the Employee Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

          (iii) Except as disclosed in Schedule 4.1(q) with respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed in Schedule 4.1(q) but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with the Vendor, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of
                    Section 302 of ERISA or Section 412 of the Code has been incurred, and (iv) all contributions (including instalments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

     (r)  Litigation. Except as disclosed in Schedule 4.1(r) and subject to
          Section 4.1(u), there is no Action pending or, to the Vendor's Knowledge, threatened, involving or affecting the Vendor, the Purchased Business or the Purchased Assets, that has or could reasonably be expected to have a Material Adverse Effect. There is not currently outstanding against any of the Vendor or the Vendor Affiliates any Order which has or could reasonably be expected to have a Material Adverse Effect.

     (s) Sufficiency of Intellectual Property. Except as set forth in Schedule 4.1(s), the Transferred Intellectual Property, the Vendor Licensed Intellectual Property and the Third Party Licensed Intellectual Property (including the Third Party Licensed Intellectual

                    Property subject to Consent constitute all the Intellectual Property used by, held for use by or necessary for the Vendor and the Vendor Affiliates to conduct the Purchased Business as conducted immediately prior to Closing or at any time since September 1, 2001, in all material respects.

          (t) Rights to Third Party Licensed Intellectual Property. Provided that the Third Party Licensed Intellectual Property does not infringe the Intellectual Property rights of any third Person (with respect to which the Vendor has no Knowledge of any such infringement), the Vendor and the Vendor Affiliates are licensed to use all Third Party Licensed Intellectual Property that is used or held for use in the conduct of the Purchased Business as conducted immediately prior to Closing or at any time since September 1, 2001 in all material respects, an accurate list of which licenses as of the date of this Agreement is set out in
                    Schedule 1.1(z). Except as set forth in Schedule 4.1(s), the Vendor has no Knowledge that any of the licensors of the Third Party Licenses have threatened to withdraw, or would be placed in a position that might require them to withdraw, any services thereunder in connection with any part of the Purchased Business or any of the Products.

          (u) Ownership of Vendor Licensed Intellectual Property and No Infringement of Third Party Intellectual Property Rights. The Vendor or the Vendor Affiliates own all rights in and to the Vendor Licensed Intellectual Property and the "Preside" trademark identified in the Trademark License Agreement for the purposes of conducting the Purchased Business as conducted immediately prior to Closing or at any time since September 1, 2001, in all material respects. Except as disclosed in Schedule 4.1(r), the individuals identified in
                    Schedule 1.1(mmm) have no actual knowledge that the use of the Vendor Licensed Intellectual Property or the "Preside" trademark identified in the Trademark License Agreement for the purposes of conducting the Purchased Business as conducted immediately prior to Closing or at any time since September 1, 2001 infringes or misappropriates the Intellectual Property right of any third Person. Except as disclosed in Schedule 4.1(r), the Vendor has no Knowledge of any claims made against the Vendor or the Vendor Affiliates during the past two (2) years that the conduct of the Purchased Business as conducted immediately prior to Closing or at any time since September 1, 2001 infringes or misappropriates any Intellectual Property right of any third Person or improperly discloses any Intellectual Property to any other Person. Except as disclosed in Schedule 4.1(r), neither the Transferred Intellectual Property, the Vendor Licensed Intellectual Property or the "Preside" trademark identified in the Trademark License Agreement is the subject of any Action.

          (v) Transferred Intellectual Property and Vendor Licensed Intellectual Property. All patents, registrations and certificates issued by any Governmental Entity included in the Transferred Intellectual Property are valid and subsisting and have been properly maintained. Other than Permitted Encumbrances, the Vendor has not granted to any third Person any license or other right to any of the Transferred Intellectual Property and the Vendor is not a party to or bound by any contract or any other obligation that limits or impairs its ability to transfer the Transferred Intellectual Property or to license the Vendor Licensed Intellectual Property. For greater certainty, nothing in this Agreement, except to the extent set out in
                    Section 4.1(u), shall constitute a representation or warranty that the Transferred Intellectual Property or the Vendor Licensed Intellectual Property does not infringe or misappropriate the Intellectual Property rights of any third Person. The Vendor has no Knowledge that a third Person is infringing or has infringed any foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Transferred Intellectual Property, or has misappropriated or improperly disclosed any trade secret, confidential information or know-how that forms a part of the Transferred Intellectual Property.

          (w) Products and Source Code. Except as disclosed in Schedule 4.1(w), none of the Vendor nor any of the Vendor Affiliates has granted any rights to or has provided source code in respect of any of the Transferred Intellectual Property to any third Person, other than pursuant to escrow arrangements in respect of source code required by software maintenance agreements entered into in the Ordinary Course, the particulars of which escrow arrangements, including the parties thereto, the date and term thereof and the address of the location at which the source code has been stored, are listed in Schedule 4.1(w). Except as listed in Schedule 4.1(w), or as is permitted pursuant to any Contract, there are no distributors, sales agents, representatives or any other persons, including VARs, OEMs or resellers, who have rights to market or license the Products at Closing.

          (x) Taxes. No failure, if any, of the Vendor and the Vendor Affiliates to pay Taxes for periods ending on or before the Effective Date, will result in an Encumbrance on the Purchased Assets.

          (y) Tax Matters. Each of the Vendor and the Vendor Affiliates listed below is registered for purposes of the GST Legislation and PST Legislation with registration numbers as set out opposite its name:

                  Entity          GST Number          PST Number
                  Vendor          119409258-RT001     7947-0009 (Ontario)
                                                      R001048 (British Columbia)
                  NN Technology   118802974-RT0001    0274-3442
                  Architel        123712044-RT0001    6493-4616

          (z) Compliance with Laws. To the Vendor's Knowledge, the Vendor and the Vendor Affiliates are conducting the Purchased Business in all material respects in compliance with all applicable Laws of each jurisdiction in which the Purchased Business is carried on.

          (aa) Environmental Matters. To the Vendor's Knowledge, none of the Vendor or any Vendor Affiliate is in violation of any Environmental Laws. There are no Hazardous Substances located on or in any of the Leased Properties and no Release of any Hazardous Substances has occurred on or from such Leased Properties.

          (bb) Leased Properties. Each Lease creates a valid leasehold estate in the Leased Properties thereby demised and is in full force and effect without amendment other than as described in Schedule 1.1(z). Except as otherwise disclosed in Schedule 1.1(z), neither the lessee nor, to the Vendor's Knowledge, the lessor thereunder is in default in any material respect under any Lease relating to the Leased Properties nor shall the consummation of the transactions contemplated hereby and under the Transaction Documents cause the lessee to be in default thereunder.

          (cc) Customers. Schedule 4.1(cc) contains a list of the ten (10) largest customers of the Purchased Business (in terms of sales) during the fiscal years ended December 31, 2000, and December 31, 2001, showing the approximate total sales by the Purchased Business to each such customer during the fiscal years ended December 31, 2000 and December 31, 2001, respectively. Except as disclosed in Schedule 4.1(cc), to the Vendor's Knowledge, none of the customers listed in Schedule 4.1(cc) has indicated in writing that it intends to cease purchasing Products. Except as set forth in
                    Schedule 4.1(cc), neither the Purchased Business nor any of the Vendor or the Vendor Affiliates with respect to the Purchased Business had any customer who accounted for more than five percent (5%) of the sales of the Purchased Business during the fiscal years ended December 31, 2000 and December 31, 2001.

Section 4.2        Representations and Warranties of the Purchaser.

         The Purchaser hereby represents and warrants to the Vendor and the Vendor Affiliates as follows, and acknowledges that the Vendor and the Vendor Affiliates are relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

     (a) Incorporation and Organization. The Purchaser is a corporation incorporated and existing under the laws of its jurisdiction of incorporation. The Purchaser has the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party and to carry out the transactions contemplated thereby.

     (b) Validity of Agreement. This Agreement and all other Transaction Documents to which the Purchaser is or will be a party has been or at Closing, will be, duly and validly executed and delivered by the Purchaser, and, assuming due authorization, execution and delivery by the other parties thereto, constitute or at Closing, will constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the grant of equitable remedies such as specific performance and injunction.

     (c) Required Authorizations. There is no requirement to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for such filings, notifications and Authorizations as have been obtained as of the date hereof or will be obtained prior to the Closing Date except for the filings, notifications and Authorizations described in Schedule 4.1(d), (as determined in accordance with Section 5.5(1)), or that relate solely to the identity of the Vendor or a Vendor Affiliate or the nature of the business carried on by the Vendor or a Vendor Affiliate prior to Closing.

   (d) Availability of Funds. The Purchaser has or will have, as of the Closing Date, cash available, or irrevocable commitments from financial institutions to enable the Purchaser to consummate the transactions contemplated by this Agreement and all other Transaction Documents to be entered into or delivered by the Purchaser pursuant to this Agreement.

   (e) Litigation. There is no Action pending or, to the Purchaser's knowledge, threatened in writing, that seeks to enjoin, prevent, alter or delay any of the transactions contemplated by this Agreement or any Ancillary Agreement.

   (f) Investment Canada. The Purchaser is a "WTO investor" as that term is defined by the ICA.

   (g) Purchaser's Employee Plans and Compensation Plans. Schedule 4.2(g) contains an accurate and complete list of the Purchaser's Employee Plans, including a summary of the Purchaser's compensation plans, in which, subject to Section 5.18 and other than with respect to the Employee Stock Purchase Plan and the Technical Ladder Program, each of the Transferred Employees may participate immediately, following the Closing Date. True, complete and correct copies of such Purchaser's Employee Plans and any summary plan descriptions have been provided to the Vendor by the Purchaser. With respect to each such plan, the Purchaser has complied in all material respects with all applicable requirements of Law and each such plan has at all times been properly administered in all material respects in accordance with its terms. There is no audit or, to the Purchaser's knowledge, investigation pending (other than routine qualification or registration determination filings) with respect to any Purchaser's Employee Plan before any Governmental Entity.

Section 4.3  Representations and Warranties of the Guarantor.

     The Guarantor hereby represents and warrants to the Vendor and the Vendor Affiliates as follows, and acknowledges that the Vendor and the Vendor Affiliates are relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

   (a) Incorporation and Organization. The Guarantor is a corporation and incorporated and existing under the laws of its jurisdiction of incorporation. The Guarantor has the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party and to carry out the transactions contemplated thereby.

     (b) Validity of Agreement. This Agreement and all other Transaction Documents to which the Guarantor is or will be a party, have been or at Closing will be duly and validly executed and delivered by the Guarantor and, upon execution and delivery by the other party thereto, constitute or at Closing will constitute legal, valid and binding obligations of the Guarantor, enforceable against it in accordance with the terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the grant of equitable remedies such as specific performance and injunction.

     (c) Litigation. There is no Action pending, or, to the Guarantor's knowledge, threatened in writing, any investigation pending that seeks to enjoin, prevent, alter or delay any of the transactions contemplated by this Agreement or any Ancillary Agreement.

                                   ARTICLE 5
                   PRE-CLOSING COVENANTS AND OTHER AGREEMENTS

Section 5.1  Conduct of Business Prior to Closing.

(1) During the Interim Period, the Vendor and the Vendor Affiliates will conduct the Purchased Business in the Ordinary Course and in compliance in all material respects with all applicable Laws; provided, however, that the Vendor will not, and will cause the Vendor Affiliates not to, enter into any non-arm's length transaction in connection with the Purchased Business or the Purchased Assets (other than non-arm's length transactions with Affiliates in the Ordinary Course) without the prior written consent of the Purchaser.

(2) Without limiting the generality of Section 5.1(1), during the Interim Period, the Vendor will, and will cause the Vendor Affiliates to:

     (a) use their Best Efforts to preserve intact the current business organization of the Purchased Business, keep available the services of the Employees except the Excluded Employees who are given notice of termination by the Vendor during the Interim Period and maintain good relations with, and the goodwill of, suppliers, customers, landlords,lessors, creditors, distributors trade union, labour union, employee association and other bargaining agencies and all other Persons having business relationships with the Vendor or the Vendor Affiliates in connection with the Purchased Business;

   (b) use its Best Efforts to retain possession and control of the Purchased Assets and preserve the confidentiality of any confidential or proprietary information of the Purchased Business;

   (c) use its Best Efforts to conduct the Purchased Business so as not to cause or permit to exist a breach of any representations and warranties of the Vendor contained in this Agreement;

   (d) not amend, waive default under, accept any surrender of, cancel or fail to use its Best Efforts to renew any of the Material Contracts (provided that it shall not be required to renew any Material Contract on terms that are less favourable to it) referred to in Schedule 1.1(vvv) or any Authorizations or amend any Customer Contract, in each case, other than in the Ordinary Course, without the prior written consent of the Purchaser;

   (e) not enter into any (i) contracts with customers of the Purchased Business other than in the Ordinary Course or (ii) other contracts with customers of the Purchased Business with development obligations without the consent of the Purchaser;

   (f) except for Permitted Encumbrances, not create or assume any Encumbrance on or in respect of the Purchased Assets;

   (g) not terminate other than for cause (or an equivalent standard in any applicable jurisdiction outside of Canada or the United States) or transfer out of the Purchased Business any Employee other than the Excluded Employees without the consent of the Purchaser, provided that with respect to any such termination for cause (or an applicable equivalent standard), the Vendor or a Vendor Affiliate, as the case may be, shall first advise the Purchaser regarding the basis of such termination;

   (h) not hire or transfer into the Purchased Business any Person (other than an Employee) without the consent of the Purchaser; and

   (i) not agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

Section 5.2   Revised Schedule.

     Subject to acceptance by the Purchaser, which acceptance shall not be unreasonably withheld or delayed, the Vendor shall have the right to deliver to the Purchaser, at least two (2) Business Days prior to the Closing Date, an updated Schedule 1.1(z) relating to Contracts, revised to include any contract with a customer that provides for the sale of any of the Products and/or services related thereto entered into in the Ordinary Course during the Interim Period and on standard terms or pursuant to a proposal disclosed on such Schedule prior to its revision pursuant to this Section 5.2, provided no such additional contract shall in any event (i) include any development obligations which development obligations have not been previously reviewed and consented to by the Purchaser or (ii) provide for the sale of other products or services of the Vendor or any of the Vendor Affiliates. Upon the acceptance of any such contract, the form of such contract as agreed to by the Vendor or any Vendor Affiliate, as applicable, and the customer shall be deposited with the Canadian Counsel of each of the Vendor and the Purchaser and shall become Agreed Documentation.

Section 5.3   Actions to Satisfy Closing Conditions.

(1) The Vendor agrees to take, and to cause the Vendor Affiliates to take, all such actions as are within its power to control and use its Best Efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section
     6.1 at or prior to the time for satisfaction thereof including, ensuring that there has been no breach of any representations and warranties made by it in any Transaction Document.

(2) The Purchaser agrees to take all such actions as are within its power to control and use its Best Efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 6.2 at or prior to the time for satisfaction thereof including ensuring that there has been no breach of any representations and warranties made by it in any Transaction Document.

Section 5.4   Transfer of the Purchased Assets.

     Subject to Section 2.3, the Vendor shall take, or shall cause to be taken, all necessary steps and proceedings to permit good title to the Purchased Assets to be duly and validly transferred, assigned and conveyed to the Purchaser at the Closing, free of all Encumbrances other than Permitted Encumbrances.

Section 5.5   Filings and Authorizations.

(1) Within two (2) Business Days following the date of this Agreement, Purchaser shall identify any Authorization that Purchaser is (or the Parties are) required to obtain from a Governmental Entity in order to complete the transactions contemplated by this Agreement, and Purchaser shall inform the Vendor within such time, in writing, of each Authorization that must be obtained. Purchaser and Vendor shall, within four (4) Business Days following the date of this Agreement (or such shorter period as may be required by an applicable Law), or such other period that the Purchaser and the Vendor may agree upon in writing, promptly make or submit all information and documents that Purchaser and Vendor deem reasonable in order to obtain the Authorizations (the "Filings") (including the Canadian Competition Bureau under the Competition Act) prior to Closing and promptly file any additional information or documents required or considered advisable in connection with the Filings as soon as practicable after receipt for request therefor. The Purchaser shall
         (i) use every reasonable effort to obtain, or cause to be obtained, all Authorizations, including, as may in the sole discretion of the Purchaser, acting reasonably, be necessary or advisable, the entering into of any agreement, undertaking, consent order or the like with a Governmental Entity in order to obtain an Authorization, and provided that, however, the Purchaser shall not be required to divest itself or to cause any Affiliate thereof to divest itself of any assets or business or interest therein, and (ii) use its Best Efforts to take, or cause to be taken, all other actions which are necessary in order for it to fulfil its obligations under this Agreement. Each of the Purchaser and Vendor will coordinate and cooperate with one another in exchanging such information and documents, including providing the other Party (and its counsel) with an opportunity to review and comment on advance drafts, as may be reasonable in the circumstances, and supplying such assistance as may be reasonably requested by each in connection with or related to a Filing, including providing each other with all notices and information supplied to or with any Governmental Entity (except for notices and information which the Vendor or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive which may be filed on a confidential basis), and all notices and correspondence received from any Governmental Entity.

(2) The Purchaser shall be solely responsible for all fees payable to any Governmental Entity in respect of, in association with, or related to any Filings set out in paragraph (1) above or as set out in Schedule 4.1(d) hereto.

Section 5.6   Review of Business Information and Employee Information.

(1) The Vendor agrees to permit, on reasonable notice and subject to applicable Law, access by the Purchaser, its accountants and solicitors to review all of the Business Information and corporate records until the Closing Date and Employee Information until the applicable Employee Start Date, and to make all of the same readily available to the Purchaser for inspection until such applicable date, to enable the Purchaser to investigate the affairs of the

         Vendor and the Vendor Affiliates pertaining to the Purchased Business, and the Vendor shall furnish to the Purchaser and its accountants and solicitors such information with respect to the Purchased Business as the Purchaser may reasonably request.

(2)      The Purchaser undertakes that until the Employee Start Date:

     (a) the Employee Information and any other personal data with respect to the Employees disclosed to it and its advisors ("Personal Data") shall be held in confidence;

     (b) it shall restrict the disclosure of Personal Data to such of its Affiliates, employees and advisors as is necessary for the purposes of complying with its obligations pursuant to this Agreement;

     (c) except as set forth in Section 5.6(2)(b), Personal Data shall not be disclosed to any other Person without the consent of Vendor such consent not to be unreasonably withheld or delayed; and

     (d) Personal Data shall not be used save for the purpose of complying with its obligations pursuant to this Agreement, and in the event that the Closing does not take place or, in respect of Excluded Employees, shall be retained for no longer than reasonably necessary.

Section 5.7   Review for Investigation.

         The Vendor shall promptly make available to the Purchaser, as the Purchaser may reasonably request, copies of all Leases, certificates, Contracts, agreements and such other materials and documents that the Vendor or a Vendor Affiliate has in its possession, and that it can legally disclose without consent from the other party or parties thereto, pertaining to the Purchased Business for the purpose of allowing the Purchaser to investigate, at its own expense, the condition, extent, quality, quantity or any other aspects of the Purchased Assets and the compliance of the Vendor and the Vendor Affiliates with applicable Laws; provided, however, that the Vendor shall use its Best Efforts to promptly obtain any such consent from such other party or parties in order to make available to the Purchaser such materials and documents so requested.

Section 5.8   Confidentiality.

         The Parties acknowledge that the confidentiality agreement dated as of July 17, 2001 between Nortel Networks Corporation and the Guarantor (the "Confidentiality Agreement") remains in full force and effect in accordance with its terms, which are incorporated herein by reference, and each of the Parties and their respective Affiliates agree to be bound thereby in the same manner and to the same extent as if the terms had been set out in this Agreement in full. The Vendor acknowledges that each of the Vendor Affiliates are bound by the Confidentiality Agreement and agrees to cause each such entity to comply with all terms thereof.

Section 5.9    Delivery of Vendor's Closing Documentation.

     At the Closing, subject to and on the terms and conditions set forth in this Agreement, the Vendor shall deliver or cause to be delivered to the Purchaser such appropriately executed instruments of sale, assignment, transfer and conveyance, consents, approvals, certificates and other documents in form and substance reasonably satisfactory to the Purchaser and its counsel evidencing and effecting the sale and transfer to the Purchaser of the Purchased Assets including the documents set out in Schedule 5.9 (it being understood, however, that such instruments shall not require the Vendor or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement).

Section 5.10   Ancillary Agreements.

     On or prior to the Closing Date, each of the Vendor and the Purchaser shall execute and deliver, and shall cause its respective Affiliates that are party thereto to execute and deliver, each of the Ancillary Agreements.

Section 5.11   Delivery of Purchaser's Closing Documentation.

     At the Closing, subject to and on the terms and conditions set forth in this Agreement, the Purchaser shall deliver to the Vendor, instruments of assumption, consents, approvals, certificates and other documents in form and substance reasonably satisfactory to the Vendor and its counsel evidencing and effecting the assumption by the Purchaser of the Assumed Liabilities and such other documents as specifically required by this Agreement or any other Transaction Document, including the documents set out in Schedule 5.11 (it being understood, however, that such instruments shall not require the Purchaser or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement).

Section 5.12   Insurance Matters.

     Until Closing, the Vendor and the Vendor Affiliates shall maintain property, liability and other insurance with respect to the Purchased Business and the Assets at the levels in effect on the date hereof. The Purchaser shall be responsible for placing its own property, liability and other insurance coverage with respect to the Purchased Business and the Purchased Assets in respect of the period from and after the Effective Time.

Section 5.13   Taxes.

(1) The Purchaser or an Affiliate of the Purchaser shall be liable for and shall pay any Taxes which may be exigible under Part IX of the Excise Tax Act (Canada)

         ("GST Legislation") in connection with the sale of the Purchased Business. However, the Vendor agrees to jointly elect with the Purchaser at the Purchaser's option under subsection 167(1) of the GST Legislation. If the Purchaser wishes to make such election, the Purchaser shall provide to the Vendor at Closing a duly completed Goods and Services Tax ("GST") Form #GST 44, "Election Concerning the Acquisition of a Business or Part of a Business" (the "GST Election") in the prescribed form and containing the prescribed information and the Vendor and the Purchaser will execute such form.

    (2) The Purchaser or an Affiliate of the Purchaser shall file such joint elections with the return required to be filed by the Purchaser under the GST Legislation for the Purchaser's reporting period in which the sale is made, in compliance with the requirements of the GST Legislation. The Purchaser will indemnify and hold harmless the Vendor for all Taxes, interest and penalties that the Vendor may be required to pay should the joint elections described above not be available in the opinion of the Canada Customs and Revenue Agency.

    (3) The Purchaser or an Affiliate of the Purchaser shall pay directly to the appropriate taxing authority, within the time specified therefor all applicable Taxes payable in connection with the purchase of the Purchased Assets, other than Taxes on any gain that may be realized on the sale of the Purchased Assets provided that if any such Taxes are required to be collected and remitted by the Vendor or a Vendor Affiliate, they shall be paid by the Purchaser to the Vendor or such Vendor Affiliate, at the Closing. The Purchaser shall indemnify and hold harmless the Vendor and the Vendor Affiliates for all Taxes, interests and penalties to the extent the Vendor or a Vendor Affiliate does not charge the Purchaser any Ontario, British Columbia or other applicable provincial sales tax at Closing and the Purchaser's claimed entitlement to an exemption is subsequently disallowed or not accepted by the Ontario, British Columbia or other applicable tax authority.

    (4) If the Purchaser or an Affiliate of the Purchaser wishes to claim any exemption relating to, or a reduced rate of, Taxes in connection with the transactions contemplated herein, unless expressly stated otherwise in this Agreement, the Purchaser shall be solely responsible for ensuring that such exemption applies and, in that regard, shall provide the Vendor and the Vendor Affiliates at or prior to the Effective Time with its vendor permit number and/or any appropriate certificate of exemption and/or other document or evidence to support the claimed entitlement to such exemption by the Purchaser. The Purchaser shall indemnify and hold harmless the Vendor and the Vendor Affiliates for all Taxes, interests and penalties to the extent the Vendor or a Vendor Affiliate does not charge the Purchaser any such Tax, and the claimed entitlement to an exemption by the Purchaser is subsequently disallowed or not accepted by the relevant authorities.

(5) All ad valorem taxes, real property taxes, personal property taxes and similar obligations that are calculated on an annual or other periodic basis ("Property Taxes") attributable to the Purchased Assets with respect to the tax period in which the Closing Date occurs shall be apportioned as of the Closing Date between the applicable Vendor or Vendor Affiliate and the Purchaser determined by prorating such Property Taxes on a daily basis over the entire tax period.

(6) If the Purchaser or an Affiliate of the Purchaser pays any Property Taxes for which the Vendor or any Vendor Affiliate is liable, the Vendor or such Vendor Affiliate shall promptly reimburse the Purchaser, and if the Vendor or any Vendor Affiliate pays any Property Taxes for which the Purchaser is liable, the Purchaser shall promptly reimburse the Vendor or any Vendor Affiliate. Payment shall be made promptly in cash upon receipt of a copy of any such supplemental bill of the amount necessary to accomplish such proration.

Section 5.14   Employees.

(1) The Vendor and the Purchaser accept and agree that as of the UK Employee Transfer Date, the Employment Transfer Laws shall operate to transfer to the Purchaser (or an Affiliate of the Purchaser) the contract of employment of each UK Employee and accordingly the Purchaser shall employ, or cause to be employed, each UK Employee with effect from the UK Employee Transfer Date and the Purchaser shall treat or shall cause to be treated, each UK Employee's continuous period of service with the Vendor or a Vendor Affiliate as continuous with Purchaser (or an Affiliate of the Purchaser). With respect to each UK Employee, the Vendor and each applicable Vendor Affiliate and the Purchaser shall comply with their respective obligations under all Employment Transfer Laws applicable to each UK Employee including, in the case of the Vendor and Vendor Affiliates, informing and consulting with and providing written notices or communications to such UK Employees or their employee representatives or works councils ("Employees' Representatives") as required by Employment Transfer Laws. The Purchaser shall provide the Vendor with sufficient information to enable the Vendor and the Vendor Affiliates to carry out their duties with regard to providing information to and consulting with the UK Employees and any Employees' Representatives, or any applicable government authority pursuant to the Employment Transfer Laws and such other information as is reasonably requested by the Vendor and the Vendor Affiliates in respect of the UK Employees or any UK Employees' Representatives.

(2) The Parties acknowledge that Employment Transfer Laws shall not operate to transfer to the Purchaser (or an Affiliate of the Purchaser) the contract of employment of the Employee employed by the Vendor or a Vendor Affiliate whose work location is within France (the "French Employee") or of each Employee employed by the Vendor or a Vendor Affiliate whose work location is within Germany (each a "German Employee"). Accordingly, the Purchaser shall or shall cause a Purchaser Affiliate to enter into a three party agreement with the French Employee and with each German Employee, in the form set out in
          Schedule 5.14(2), pursuant to which the Purchaser or relevant Purchaser Affiliate shall offer employment to such French Employee and such German Employees, to commence effective as of the Employee Start Date. Such offers of employment shall be on terms and conditions on which such French Employee or such German Employees as applicable are currently employed by the Vendor or a Vendor Affiliate as disclosed to the Purchaser and shall remain open for acceptance until the Employee Start Date. Without limiting the generality of the foregoing, such offers of employment will include the terms and conditions set forth in Schedule 5.14(2), Section 5.15 and Section 5.18. The Purchaser shall provide the Vendor with sufficient information which the Vendor reasonably requires in order to provide information to and consult with the French Employee and the German Employees and the work councils representing such French Employee and the German Employees concerning the offer of employment referred to in this Section 5.14(2) and any measures proposed by the Purchaser or an Affiliate of the Purchaser which may affect the French Employee or the German Employees.

(3) The Vendor covenants with the Purchaser that the Vendor will fully indemnify the Purchaser and hold the Purchaser and any of its Affiliates harmless against all Damages arising:

     (a) from the employment or termination of employment by the Vendor or any Vendor Affiliate of any of the UK Employees, the French Employee or the German Employees prior to the Employee Start Date, or any failure by the Purchaser or any Affiliate of the Purchaser to employ the UK Employees, French Employee or German Employees in the period commencing on the Closing and ending on the Employee Start Date which arise or are alleged to arise against the Purchaser by virtue of the operation of the Employment Transfer Laws, provided that the claim is not made as a result of any failure by the Purchaser or an Affiliate of the Purchaser to provide information for the purposes of consultation, any materially detrimental change or proposed change by the Purchaser or any Affiliate of the Purchaser to the remuneration, benefits (including any pensions benefits), terms and conditions of employment, or the working conditions of any UK Employee, French Employee or German Employees; or

     (b) at any time whether before or after the Effective Time and which are brought by any Person (which shall include any individual or organisation, trade union, labour union, works council or employee representative) other than a UK Employee, the French Employee, the German Employees, or an Employees' Representative which arise or are alleged to arise against the Purchaser by virtue of the operation of the Employment Transfer Laws provided that the claim is not made as a result of any failure by the Purchaser to provide information for the purposes of consultation.

(4) If the Employment Transfer Laws do not or are found not to apply to any person who is a UK Employee, the Purchaser agrees that following the Closing Date:

     (a) the Purchaser (or any of its Affiliates) shall within five (5) Business Days of being so requested by the Vendor make to each such UK Employee an offer in writing to employ him or her under a new contract of employment to take effect upon the termination referred to below; and

     (b)       the offer to be made will, subject to the exceptions set forth in
               Schedule 5.14(5) (i) be on terms and conditions substantially the same, in the aggregate, as the terms and conditions on which such UK Employee is employed immediately prior to the Closing Date as disclosed in this Agreement and (ii) provide that his or her period of continuous service with the Vendor or Vendor Affiliate, as applicable, shall be counted as continuous service with the Purchaser (or the relevant Affiliate of the Purchaser).

            If such offer is accepted, Vendor or the relevant Vendor Affiliate shall terminate the employment of the UK Employee concerned.

(5) The Purchaser shall give offers of employment pursuant to Section 5.14(6) by means of a letter substantially in the form attached hereto as Exhibit "J", to the Designated Employees to commence effective as of the Employee Start Date. Subject to the exceptions set forth in
          Schedule 5.14(5), such offers of employment shall be on terms and conditions substantially the same, in the aggregate, as the terms and conditions on which such Designated Employees are currently employed by the Vendor or a Vendor Affiliate as disclosed to the Purchaser in this Agreement. Without limiting the generality of the foregoing, such offers of employment will include the terms and conditions set forth in Section 5.14(5) and (6), Section 5.15 and
          Section 5.18.

(6)       The Purchaser shall, not more than five (5) days after the later of
          (i) the date of this Agreement or (ii) the date of provision of all of the information in Section 5.16(3) by the Vendor, deliver the offers of employment contemplated by Section 5.14(5) accompanied by all information reasonably necessary for Designated Employees to properly consider such offers, such offers to remain open for acceptance for five (5) Business Days, provided that the fifth day is at least two
          (2) Business Days before the Closing Date. With respect to Leave Employees and Loaned Employees, (y) each Leave Employee shall be maintained as an Employee of the Vendor or a Vendor Affiliate, as applicable, until such time as the Leave Employee is able to return to work and perform, with or without reasonable accommodation, the essential functions of such Leave Employee's position, at which time the Purchaser shall provide such Leave Employee with a written offer or employment, such offer to remain open for five (5) days, provided that the Purchaser is not required to offer employment to any Leave Employee unless the Leave Employee is so able to return to work and perform the essential functions of the position within twelve (12) months of the Closing Date and (z) each Loaned Employee shall be maintained as a Loaned Employee of the Vendor or a Vendor Affiliate, as applicable, until such time as the Employee is authorized to work for the Purchaser in the United States or Canada, as applicable (subject to earlier termination in accordance with the Loaned Employee Agreement), five (5) days prior to which time the Purchaser shall provide such Employee with a written offer of employment, such offer to remain open for five (5) days; provided that, if the Purchaser does not have at least five (5) days notice of such authorization, the offer shall be made upon the Purchaser first receiving notice that the Loaned Employee is or will be so authorized. The Purchaser and the Vendor and the Vendor Affiliates shall cooperate with each other in facilitating the employment by the Purchaser or an Affiliate of the Purchaser of any Leave Employee or Loaned Employee pursuant to this
          Section 5.14 it being understood that the offer of employment will be on the same terms as provided to Designated Employees pursuant to
          Section 5.14(5). The Purchaser shall advise the Vendor in writing within five (5) days following expiry of the offers of employment as to which Designated Employees did not accept such offer of employment. Each Transferred Employee's employment with the Vendor or a Vendor Affiliate, as applicable, shall terminate by virtue of such employee's acceptance and commencement of employment with the Purchaser or an Affiliate of the Purchaser, such termination to be effective as of the Employee Start Date; and the Vendor or the Vendor Affiliate, as applicable, shall, subject to Section 5.19, provide to each Transferred Employee all entitlements of every nature or kind owing to such Transferred Employee to and by the date of termination of employment, including all applicable salary, bonus, incentive pay, notice of termination, payment in lieu of notice or severance, whether pursuant to contract, statute (including the Worker Adjustment Retraining Notification Act and similar laws) or otherwise.

(7) The Vendor and the Vendor Affiliates shall remain responsible for any and all costs and liabilities associated with (i) any UK Employee or Brazil Employee who terminates his employment prior to the Employee Start Date or who elects not to work for the Purchaser, save where such termination or election is as a result of or related to any act or omission by the Purchaser including any proposed change by the Purchaser or any Affiliate of the Purchaser to the remuneration, benefits (including any pension benefits), terms and conditions of employment, or the working conditions of any UK Employee or the Brazil Employee, and (ii) the Designated Employees, Leave Employees, Loaned Employees, French Employee, and German Employees who receive an offer of employment from the Purchaser in accordance with Section 5.14(2),
          (5) or (6) but who do not accept such offer or commence employment with the Purchaser or an Affiliate of the Purchaser and (iii) the Employees who are not listed as Designated Employees, Leave Employees, Loaned Employees, French Employees and German Employees or UK Employees on Schedule 1.1(jj) and the Excluded Employees. Prior to Closing, with respect to any UK Employee and Brazil Employee and, prior to acceptance or expiration, as the case may be, of any offer of employment by the Purchaser to any Designated Employee, Leave Employees, Loaned Employees, French Employees and German Employees with respect to such Employees, neither the Vendor nor any Affiliate of the Vendor shall take any actions: (a) to offer alternative employment within the operations of the Vendor or any Affiliate of the Vendor to any such Employee, except as otherwise agreed to by the Purchaser in writing; or (b) to discourage or prevent any such Employee from becoming a Transferred Employee.

(8) For a period of twelve (12) months following the Closing Date, the Purchaser shall not knowingly, except with the Vendor's prior written consent, which consent shall not be unreasonably withheld, make any offers of employment to any of the Vendor's or the Vendor Affiliates' employees, or knowingly hire (as an employee or in any other capacity) any of said employees, including the Designated Employees who have rejected the Purchaser's offer of employment described above, provided, however, that nothing in this provision shall prevent the Purchaser from making generalized employment searches, by advertisement or by engaging firms to conduct searches that are not focused on the above mentioned Employees and hiring any Transferred Employees found through such searches.

(9) For a period of twelve (12) months following the Employee Start Date, none of the Vendor or the Vendor Affiliates shall knowingly solicit for employment or knowingly hire (as an employee or in any other capacity) any Transferred Employee, or any Person that is an employee of the Purchaser or any affiliate of the Purchaser immediately prior to the Effective Time; provided, however, that nothing in this provision shall prevent the Vendor or the Vendor Affiliates from making generalized employment searches, by advertisement or by engaging firms to conduct searches that are not focused on Transferred Employees and hiring any Transferred Employees found through such searches.

(10) With respect to Transferred Employees employed in the United States, nothing in this Agreement is intended to create an employment relationship between the Purchaser (or an Affiliate of the Purchaser) and such Transferred Employee other than an at-will employment relationship.

(11) Notwithstanding the execution and delivery of this Agreement, the contracts of employment of the UK Employees shall not transfer to the UK Affiliate until the Vendor and each relevant Vendor Affiliate has provided information to and consulted with the UK Employees and/or Employees' Representatives of the UK Employees pursuant to the Employment Transfer Laws. The Vendor and each relevant Vendor Affiliate shall as soon as possible following execution of this Agreement provide information to and consult with the UK Employees and/or Employees' Representatives of the UK Employees and shall give notice to the German Employees pursuant to the Employment Transfer Laws and shall not unreasonably delay completion of same. Upon completion of such consultation with the UK Employees and/or the Employees' Representatives of the UK Employees, Vendor shall without delay deliver to Purchaser a certificate to that effect, and such certificate shall be regarded as conclusive evidence that such consultation has taken place.

(12) Except as otherwise permitted under this Agreement, neither the Vendor nor the Vendor Affiliates shall make any claim against the Purchaser or the Transferred Employees which claim arises under any employment agreement, confidentiality or non-competition agreement between any Transferred Employee and the Vendor or the Vendor Affiliates solely by virtue of the Transferred Employees' employment by the Purchaser or an Affiliate of the Purchaser in the Purchased Business.

(13) The Parties agree that Schedule 5.14(13) to this Agreement shall govern, except as specifically addressed in this Agreement, the treatment of the Brazil Employee.

Section 5.15  Vacation.

(1) On or immediately before Closing the Vendor shall deliver to the Purchaser an updated Schedule 1.1(jj) and will further update such Schedule to set forth (i) all accrued and unused vacation expressed in number of days due and owing to and (ii) the applicable vacation entitlement for the Designated Employees, the French Employee, the German Employees, the Brazil Employee, the UK Employees, the Leave Employees and the Loaned Employees up to the Employee Start Date and the Vendor's calculation of the total dollar amount of pay for such accrued and unused vacation days, and the Purchaser or an Affiliate of the Purchaser shall grant each Transferred Employee paid time off in an amount equal to the accrued unused vacation days for such Transferred Employee set forth in such updated Schedule 1.1(jj) or, to the extent permitted by applicable Law, pay all or any portion to each such Transferred Employee his or her vacation pay entitlement with respect to such accrued unused vacation days. At the Employee Start Date the Vendor shall pay to the Purchaser in respect of the relevant Transferred Employees, an amount equal to the vacation pay accrual.

(2) Notwithstanding anything to the contrary in Article 7 herein, the Vendor shall indemnify and save the Purchaser Indemnified Parties harmless of and from any Damages suffered by them in respect of (i) any failure to pay to the Purchaser the amounts contemplated by
          Section 5.15(1) and (ii) any error in the calculation of such amounts and the Parties agree that Section 7.4(1) shall have no application to the amounts payable to the Purchaser pursuant to this Section 5.15(2).

(3) Notwithstanding anything to the contrary in Article 7 herein, the Purchaser shall indemnify and save the Vendor Indemnified Parties harmless of and from any Damages suffered by them in respect of any failure of the Purchaser to abide by its obligations under Section 5.15(1) and the Parties agree that Section 7.4(2) shall have no application to the amounts payable to the Vendor pursuant to this
          Section 5.15(3).

Section 5.16  Parties' Responsibility.

(1) Subject to Section 5.19, Section 5.16(2) and except as provided in the Loaned Employee Agreement, the Vendor and the Vendor Affiliates will be responsible for and bear and discharge any and all costs, obligations, Taxes and liabilities, in the case of each Transferred Employee accrued up to the Employee Start Date (including all liabilities arising from matters occurring at or prior to such Employee Start Date) for or in respect of the employment in the Purchased Business of such Transferred Employee. Without limiting the generality of the foregoing:

     (a) the Vendor shall, and shall cause the Vendor Affiliates to, pay and remain liable for any and all liability for claims of Transferred Employees under applicable workers' compensation Laws that were existing as at, or accrued to the Employee Start Date including claims filed after such time but only to the extent that such claims are: (x) based on accidents, injuries or illnesses incurred prior to such time, or (y) determined by applicable workers' compensation Laws that relate to such Transferred Employee's employment with the Vendor or a Vendor Affiliate in the period prior to such time, but excluding any liabilities with respect to reemployment obligations imposed on the Purchaser pursuant to such Laws that may apply to such Transferred Employees; provided that this Section 5.16 shall not operate to preclude the apportionment of liability between the Vendor or the Vendor Affiliates on the one hand and the Purchaser or the Purchaser Affiliates on the other hand, in accordance with applicable workers' compensation Laws;

     (b) the Vendor shall, and shall cause the Vendor Affiliates to, in a manner consistent with applicable workers' compensation Laws, pay and shall remain liable for any and all workers' compensation assessments, penalties, fines, levies, charges, surcharges or other amounts that may be assessed with respect to Transferred Employees before or after the Employee Start Date but only to the extent that such assessments, penalties, fines, levies, charges, surcharges or other amounts are attributable to the period prior to the Employee Start Date;

     (c) the Vendor shall, and shall cause the Vendor Affiliates to, remain responsible for the adjudication of claims by Transferred Employees under the Employee Plans.

(2) Notwithstanding any provision in the Loaned Employment Agreement, the Purchaser will be responsible for and bear and discharge any and all costs, obligations, Taxes and liabilities related to its employment of each Transferred Employee. The Purchaser shall indemnify the Vendor and any Vendor Affiliate, as applicable, for Damages incurred by such Person as a result of (i) a change in any Transferred Employee's compensation, benefits, or any other term or condition of employment after the applicable Employee Start Date until the twelve (12) month anniversary of such Employee Start Date and (ii) any materially detrimental change or proposed change to the remuneration, benefits (including any pension benefits), terms and conditions of employment or the working conditions of any UK Employee, French Employee or German Employee made by the Purchaser or an Affiliate of the Purchaser as of or prior to the Employee Start Date.

(3) Immediately following the date of this Agreement the Vendor and/or the Vendor Affiliates, as appropriate, shall deliver to the Purchaser the following information with respect to each Designated Employee, French Employee, German Employee, Leave Employee, Loaned Employee, Brazil Employee and each UK Employee: (A) name; and (B) global identification number assigned by the Vendor.

(4) Except as specifically permitted pursuant to the terms and conditions of the Intellectual Property License Agreement or any other Transaction Document, the Vendor and each Vendor Affiliate agree to deliver to the Purchaser or destroy all copies of the Transferred Intellectual Property and the Products immediately following the Effective Time.

Section 5.17  Cooperation with Respect to Compensation and Benefits Issues.

          After the date hereof, the Vendor and the Purchaser shall co-operate promptly and in good faith in implementing the transition of coverage of Transferred Employees from the Employee Plans to the Purchaser's Employee Plans including the provision of information (including information regarding periods of leave or breaks in service with respect to the Employees whose work location is in the United States) required to ensure the participation of the Transferred Employees in the Purchaser's Employee Plans in accordance with Section 5.18. The Vendor and the Purchaser further agree that such Parties shall share all information required to administer the Employee Plans and the Purchaser's Employee Plans and all requests for such information shall be handled in a timely manner and transmitted in a reasonable format.

Section 5.18  Employees and Employee Plans.

          As of the later of the Employee Start Date or the provision of all of the information in Section 5.16(3) and Section 5.17 by the Vendor, each Transferred Employee, shall cease participating in, being covered by and accruing benefits under the Employee Plans and shall be eligible to immediately commence participation in the Purchaser's Employee Plans save and except the Employee Stock Purchase Plan and the Technical Ladder Program. Except as set out herein, each Transferred Employee and, as applicable, such Employee's eligible dependants, shall participate in, be covered by and accrue benefits under the Purchaser's Employee Plans from and after the Employee Start Date. With respect to the Purchaser's Employee Plans in existence as of the Closing Date, the Purchaser shall, to the extent permitted by applicable Law, honour the Transferred Employees' credited service date for purpose of determining plan eligibility for membership and vesting under such Purchaser's Employee Plans, but not for purposes of benefits or contribution calculations. For greater certainty, service with the Vendor shall be recognized by the Purchaser in respect of the Transferred Employee's rights on termination of employment with the Purchaser. With respect to health, life, welfare and other group benefits in the Purchaser's Employee Plans, the Purchaser shall, to the extent agreed by the provider of such benefit, waive evidence of insurability and pre-existing conditions limitations (except as may exist under the Employee Plans).

Section 5.19  Commission and Incentive Payment.

          The Vendor or a Vendor Affiliate, as appropriate, shall retain responsibility for and shall pay to the Transferred Employees that portion of the 2001 and 2002 Success incentive payment to which such Transferred Employees are entitled under the Vendor's Success incentive payment Plan and all bonuses of any kind earned and payable in connection with the consummation of the transactions contemplated by this Agreement. Such payments will be made or a date or dates in accordance with ordinary business practice of the Vendor. The Purchaser or a Purchaser Affiliate, as appropriate, shall retain responsibility for and shall pay to the Transferred Employees all earned but unpaid sales commissions.

Section 5.20  Risk of Loss.

          From the time of execution of this Agreement up to the Effective Time, the Purchased Assets shall be and remain at the risk of the Vendor and the Vendor Affiliates, as the case may be. If, prior to the Effective Time, all or any material part of the Purchased Assets is lost, destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by any Governmental Entity or other lawful authority, the Purchaser shall have the option, exercisable by notice in writing given within four (4) Business Days after the Purchaser receives notice in writing from the Vendor of such loss, destruction, damage, appropriation, expropriation or seizure:

     (a) to reduce the Purchase Price by an amount equal to the cost of repair or, if destroyed or damaged beyond repair or appropriated, expropriated or seized, by an amount equal to the replacement value of the property and Purchased Assets so damaged or destroyed or appropriated, expropriated or seized and to complete the transactions contemplated hereby; or

     (b) to complete the transaction contemplated in this Agreement without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for destruction or damage or appropriation, expropriation or seizure will be payable to the Purchaser and all right and claim of the Vendor and the Vendor Affiliates to any such amount not paid by the time of the Closing Date will be assigned to the Purchaser.

If the Purchaser receives notice from the Vendor pursuant to the foregoing provisions of this Section 5.20 less than four (4) Business Days prior to Closing Date, the Closing Date will be postponed to the earliest Business Day that is four (4) Business Days after the date on which such notice is received by the Purchaser. If the Purchaser elects to reduce the Purchase Price pursuant to the foregoing provisions of this Section 5.20, the Vendor and the Purchaser will prior to the time of Closing determine the amount of the reduction to the extent that it is then determinable and will undertake to adjust such amount after Closing, if necessary.

Section 5.21  Deletion of Non-Transferred Software.

          The Purchaser agrees that, following the Closing, the Purchaser shall not use and shall cause each of the Purchaser's Affiliates not to use any items of software loaded on the Transferred Equipment (including the Desktop Software and the Business Application Software) as of the Closing Date which are not transferred or licensed to the Purchaser pursuant to this Agreement, any other Transaction Document or otherwise. The Purchaser shall, as soon as is reasonably practical, and in any event no later than forty-five (45) days following the Closing, delete all such software from any of the Transferred Equipment on which it is installed.

Section 5.22  Removal of Transferred Equipment.

          The Purchaser covenants and agrees to remove or cause to be removed all of the Transferred Equipment located at premises of the Vendor and the Vendor Affiliates other than the Leased Properties as soon as practicable after Closing and, in any event, no later than the expiry date of the Premises License Agreement in respect of such premises, if any. The Purchaser shall remove the Transferred Equipment (i) at its sole cost and expense and (ii) without undue interference to the ordinary conduct of the business of the Vendor or any Vendor Affiliate, as applicable, during such hours and on such date or date as the Vendor or the applicable Vendor Affiliate agree, acting reasonably.

Section 5.23  Non-Competition.

(1) For a period of eighteen (18) months from the Closing Date and other than as permitted in any Transaction Document, neither the Vendor nor any of its Affiliates shall directly or indirectly sell, provide, distribute, deliver, develop, produce or market products that are directly in competition with and perform the same or substantially the same functions as those performed, on the date of this Agreement, by the Products (the "Competitive Products").

(2) For greater certainty, the prohibition in subsection (1) shall not apply to any of the following:

     (a) The sale, provision, distribution, delivery, marketing, design, development or production of Competitive Products by the Vendor or any of its Affiliates that are not sold as separate components but that are integrated into, or utilized as part of, a broader product offering within a customer's network;

     (b) The ownership by the Vendor or any of its Affiliates of (A) a Person that engages, directly or indirectly, in the sale of Competitive Products if such sales account for less than fifteen percent (15%) of such Person's consolidated annual revenues for the fiscal year preceding the acquisition of such Person by the Vendor or its Affiliates or (B) a Person (provided such Person has been acquired by the Vendor or any of its Affiliates within four (4) months from the Closing Date) that engages, directly or indirectly, in the sale of Competitive Products if such sales account for fifteen percent (15%) or more of such Person's consolidated annual revenues for the fiscal year preceding the acquisition of such Person by the Vendor or any of its Affiliates and if the Vendor or any of its Affiliates divests itself, within eight (8) months from having acquired ownership of such Person, of that portion of the business of such Person which involves the sale of Competitive Products; or

     (c) The Vendor or any of its Affiliates acting as a reseller, consultant or systems integrator with respect to the Products (if acquired, directly or indirectly, from the Purchaser), or Competitive Products sold, provided, distributed, delivered, designed, developed, produced or marketed by Persons other than the Vendor or any of its Affiliates, including the implementation or modification thereof, provided that such Competitive Products are not sold as separate components but are in each instance integrated into, or utilized as part of a broader offering of combined hardware and software components of the Vendor or any of its Affiliates.

(3) Each of the Vendor and its Affiliates understands that the Purchaser shall be entitled to protect and preserve the going concern value of the Purchased Business to the extent permitted by Law and that the Purchaser would not have entered into this Agreement absent the provisions of this Section 5.23. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 5.23; the Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

Section 5.24  Bulk Sales Compliance.

          The Purchaser hereby waives compliance by the Vendor and the Vendor Affiliates with any Laws governing bulk sales (to the extent such Laws are applicable to the transactions contemplated by this Agreement). The Vendor agrees to execute and deliver or cause to be executed and delivered to the Purchaser, at or prior to the Closing, any further documents or affidavits pursuant to the Bulk Sales Act (Ontario) as may be reasonably requested by the Purchaser with respect to Architel.

Section 5.25  Required Audited Financial Statements.

(1) The Vendor shall prepare and deliver to the Purchaser with respect to the Purchased Business prior to the date that is sixty (60) days after the Closing Date, audited statements of net assets and liabilities, profit and loss, and cash flows as of and for each of the periods ended as described in Schedule 5.25. The Vendor shall also prepare and deliver no later than sixty (60) days after the Closing Date unaudited statements of net assets and liabilities as of the Closing Date and for any interim quarter end, and unaudited statements of profit and loss, and cash flows for the Purchased Business for the period beginning on January 1, 2002 and ending on the Closing Date as well as for any interim quarter end. In each case, the audited and unaudited financial statements, as the case may be, prepared and delivered by the Vendor shall fairly present the financial position and results of operations and cash flows of the Purchased Business as of and for each of the periods indicated in accordance with U.S. GAAP consistently applied. The Vendor understands that such financial statements will be filed or used to prepare filings with the Securities and Exchange Commission of the United States (the "SEC"). The Vendor will assist, and request its accountants to assist, with respect to such filings and any other filings with the SEC or any other offering documents that include such financial statements, and the Purchaser shall pay the cost of any consent or comfort letter of the Vendor's accountants required in connection with the inclusion of such financial statements in filings or offering documents. The Vendor agrees to pay the cost of the audit fees associated with this requirement.


                                    ARTICLE 6
                              CONDITIONS TO CLOSING

Section 6.1   Conditions for the Benefit of the Purchaser.

          The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to fulfilment of each of the following conditions on or before the Effective Time, each of which is included for the exclusive benefit of the

Purchaser and may be waived in writing in whole or in part by the Purchaser, in its sole discretion:

     (a) Representations and Warranties. Except for any inaccuracy that has not had and would not reasonably be expected to have a Material Adverse Effect on the Purchased Business or the Purchased Assets, the representations and warranties of the Vendor contained in Section 4.1 of this Agreement shall be true and correct in all respects (i) as at the Effective Time with the same force and effect as if made at and as of such time or (ii) if made as of a date specified therein as of such date, and the Vendor shall deliver a certificate of an officer of the Vendor to such effect.

     (b) Performance of Vendor's Covenants. All the covenants contained in this Agreement to be complied with or performed by the Vendor at or before the Effective Time shall have been complied with or performed in all material respects and the Vendor shall not be in material breach of any agreement or covenant on its part contained in this Agreement.

     (c) Closing Deliveries. The Vendor shall have properly executed and delivered, or received a waiver by the Purchaser as to the documents contemplated in Section 5.9 and Section 5.10 relating to the Closing.

     (d) Actions or Proceedings. No Order shall have been issued and no action, suit or other proceeding shall have been commenced or threatened in writing by any Person to enjoin, restrict or prohibit any of the transactions contemplated hereby.

Section 6.2    Conditions for Benefit of the Vendor and the Vendor Affiliates.

          The obligation of the Vendor and the Vendor Affiliates to complete the transactions contemplated by this Agreement is subject to fulfilment of each of the following conditions on or before the Effective Time, each of which is acknowledged to be for the exclusive benefit of the Vendor and the Vendor Affiliates and may be waived in writing in whole or in part by the Vendor and the Vendor Affiliates, in their sole discretion:

     (a) Representations and Warranties. Except for any inaccuracy that has not had and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, the representations and warranties of the Purchaser and the Guarantor contained in Section 4.2 and Section 4.3, respectively, of this Agreement shall be true and correct in all respects (i) as at the Effective Time with the same force and effect as if made at and as of such time or (ii) if made as of a date specified therein, as of such date, and the Purchaser and the Guarantor shall each deliver a certificate of an officer to such effect.

     (b) Performance of Purchaser's Covenants. All the covenants contained in this Agreement to be complied with or performed by the Purchaser at or before the Effective Time shall have been complied with or performed in all material respects and the Purchaser shall not be in material breach of any agreement or covenant on its part contained in this Agreement.

     (c) Closing Deliveries. The Purchaser shall have properly executed and delivered, or received a waiver by the Vendor as to the documents contemplated in Section 5.10 and Section 5.11 relating to the Closing.

     (d) Actions or Proceedings. No Order shall have been issued and no action, suit or other proceeding shall have been commenced or threatened in writing by any Person to enjoin, restrict or prohibit any of the transactions contemplated hereby.

Section 6.3    Conditions to the Obligations of Purchaser and Vendor.

          The obligations of the Parties hereto to effect the Closing are subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Competition Act. Provided that the transactions contemplated by this Agreement are notifiable in accordance with Section 114 of the Competition Act, then any one of the below subparagraphs (i),
               (ii) or (iii) shall have occurred:

          (i) the Purchaser shall have received an advance ruling certificate in accordance with Section 102 of the Competition Act;

          (ii) the Commissioner of Competition (the "Commissioner") shall have waived the obligation to notify and supply information under paragraph 113(c) of the Competition Act; or

          (iii) the Purchaser and Vendor shall have each filed all notices and information required under Part IX of the Competition Act and the applicable waiting period under Section 123 of the Competition Act shall have expired.

     (b) Other Approvals. To the extent applicable to the transactions contemplated by this Agreement, all other Filings contemplated by
               Section 5.5(1) and any filings, notifications and Authorizations described in Schedule 4.1(d) shall have been made and all Authorizations necessary to complete the transactions contemplated by this Agreement shall have been obtained and/or statutory waiting periods shall have expired.

Section 6.4    Time and Place of Closing.

          The Closing shall be held at the offices of Stikeman Elliott, Toronto, Ontario at 10:00 a.m. (local time) on the Closing Date, or at such other place or time as may be agreed upon in writing between the Parties hereto, and shall be effective as of the Effective Time.


                                   ARTICLE 7
                          SURVIVAL AND INDEMNIFICATION

Section 7.1   Survival of Representations, Warranties and Covenants.

(1) The representations and warranties of the Vendor contained in this Agreement or certified by the certificate delivered to the Purchaser pursuant to Section 6.1(a) shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of eighteen (18) months after the Closing Date and any claim in respect thereof shall be made in writing during such time period (in which event the representations and warranties to which such claim relates shall survive in respect of such claim until the final settlement or termination of such claim) and shall be subject to Section 7.5 and Section 7.6 save and except that a claim in respect of any of such representations and warranties involving (i) fraud or fraudulent misrepresentation or (ii) a claim in respect of the representations and warranties set forth in Section 4.1(e) (No Other Agreements to Purchase), Section 4.1(f) (Title to Purchased Assets) and Section 4.1(aa) (Environmental Matters) may be made at any time after the Closing Date. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction Documents shall survive the Closing indefinitely.

(2) The representations and warranties of the Purchaser contained in this Agreement or certified by the certificate delivered to the Vendor pursuant to Section 6.2(a) shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of the Vendor and the Vendor Affiliates, shall continue in full force and effect for the benefit of the Vendor and the Vendor Affiliates for a period of eighteen (18) months after the

       Closing Date and any claim
       in respect thereof shall be made in writing within such time period (in which event the representations and warranties to which such claim relates shall survive in respect of such claim until the final settlement or termination of such claim) and shall be subject to Section 7.5 and Section 7.6 save and except a claim in respect of any of such representations and warranties involving fraud or fraudulent misrepresentation may be made at any time after the Closing Date. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction Documents shall survive the Closing indefinitely.

Section 7.2   Indemnification in Favour of the Purchaser.

       Subject to Section 7.4, the Vendor shall indemnify and save the Purchaser, the Guarantor, their respective Affiliates and each of their respective officers, directors, employees (the "Purchaser Indemnified Parties") harmless from and against any and all Damages suffered by, imposed upon or asserted against the Purchaser as a result of, in respect of, connected with or arising out of, under, or pursuant to:

  (a) any failure of the Vendor to perform or fulfil any covenant of the Vendor under this Agreement;

  (b) any breach of any representation or warranty given by the Vendor contained in this Agreement or certified in any certificate delivered to the Purchaser pursuant to Section 6.1(a);

  (c) the failure of the Parties to comply with any applicable bulk sales Laws in respect of the transaction of purchase and sale contemplated under this Agreement; or

  (d) any liabilities of the Vendor and the Vendor Affiliates relating to the Purchased Business other than the Assumed Liabilities.

Section 7.3   Indemnification in Favour of the Vendor and the Vendor Affiliates.

       Subject to Section 7.4, the Purchaser shall indemnify and save the Vendor, the Vendor Affiliates and each of their respective officers, directors and employees (collectively, the "Vendor Indemnified Parties") harmless from and against any and all Damages suffered by, imposed or asserted against the Vendor or a Vendor Affiliate as a result of, in respect of, connected with or arising out of, under or pursuant to:

  (a) any failure of the Purchaser to perform or fulfil any covenant of the Purchaser under this Agreement;

        (b) any breach of any representation or warranty given by the Purchaser ontained in this Agreement or certified in any \ certificate delivered to the Vendor pursuant to Section 6.2(a);

        (c)     the Assumed Liabilities; or

        (d) any costs or liabilities arising from claims or assertions of discrimination in violation of Laws in connection with any failure by the Purchaser to extend offers of employment to the Employees set out in Schedule 1.1(jj).

Section 7.4     Limitations on Indemnification.

(1) Except for claims made under Section 7.2 in respect of Section 4.1(e) (No Other Agreements to Purchase) and Section 4.1(f) (Title to Purchased Assets) no claim for indemnification shall be made by any Purchaser Indemnified Party pursuant to Section 7.2(a) or Section 7.2(b) until the total amount of all Damages with respect to such matters exceeds $350,000 and then only for the amount by which such Damages exceed $350,000 up to a maximum of 33% of the Purchase Price.

(2) Except for any claims made under Section 7.3 in respect of Section 5.13, no claim for indemnification shall be made by any Vendor Indemnified Party pursuant to Section 7.3(a) and Section 7.3(b) until the total amount of all Damages with respect to such matters exceeds $350,000 and then only for the amount by which such Damages exceed $350,000 up to a maximum of 33% of the Purchase Price.

Section 7.5     Procedure for Indemnification - Other Claims.

        A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought in accordance with this Agreement.

Section 7.6     Indemnification Proceedings - Third Party Claims.

(1) Promptly after receipt by the party seeking indemnification (the "Indemnified Party") of a notice of any action, proceeding, claim or potential claim ("Circumstance") against it by a third party that could give rise to a right of indemnification under Section 7.2 or Section 7.3, the Indemnified Party will, if a claim is to be made against the party who may become obligated to provide indemnification hereunder
        (the "Indemnifying Party"), give written notice to the Indemnifying Party describing the Circumstance in reasonable detail. The failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defence of such action is actually prejudiced by\ the Indemnified Party's failure to give such notice.

(2) If any proceeding referred to in Section 7.6(1) (a "Proceeding") is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of the Proceeding, the Indemnifying Party will be entitled to participate in the Proceeding as hereinafter provided. Subject to the next following sentence, to the extent that the Indemnifying Party wishes to assume the defence of the Proceeding with counsel satisfactory to the Indemnified Party, it may do so provided it reimburses the Indemnified Party for all of its out-of-pocket expenses (including solicitor's fees and disbursements) arising prior to or in connection with such assumption. The Indemnifying Party may not assume defence of the Proceeding if: (i) the Indemnifying Party is also a party to the Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend the Proceeding and provide indemnification with respect to the Proceeding. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defence of the Proceeding as against the Indemnified Party, the Indemnifying Party will not, as long as it diligently conducts such defence, be liable to the Indemnified Party under this Section 7.6 for any fees of other counsel or any other expenses with respect to the defence of the Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defence of the Proceeding, other than reasonable costs of investigation approved in advance by the Indemnifying Party. If the Indemnifying Party assumes the defence of a Proceeding as against the Indemnified Party (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of, and subject to, indemnification, (B) no compromise or settlement of such claims may be made by the Indemnifying Party without the Indemnified Party's consent unless (y) there is no admission of any violation of Laws or any violation of the rights of any Person and no adverse effect on any other claims that may be made against the Indemnified Party, and (z) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and
         (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten (10) days after receipt of such notice, give notice to the Indemnified Party of its election to assume the defence of the Proceeding, the Indemnifying Party will be bound by any determination made in the Proceeding or any compromise or settlement effected by the Indemnified Party acting in good faith.

(3) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or any of its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice of the Indemnifying Party, assume the exclusive right to defend, compromise, or settle the Proceeding. In such case, the Indemnifying Party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld) but shall be bound by a final and conclusive judgement of a court of competent jurisdiction.

(4) Where the defence of a Proceeding is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use its Best Efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims. However, the Indemnifying Party shall be responsible for the expense associated with any employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.6(4), which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that the employees are assisting the Indemnifying Party and which expenses shall not exceed the actual cost to the Indemnified Party associated with the employees.

(5) With respect to any Proceeding at the request of the Indemnifying Party, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such claim.

(6) With respect to any Proceeding in respect of Taxes enforceable by Encumbrance against the property of the Indemnified Party, the Indemnifying Party's right to so defend the Proceeding shall only apply after payment of the re-assessment.

Section 7.7   Exclusion of Other Remedies.

(1) From and after the Closing Date, no Party shall have the right to bring any proceeding against any other Party for a breach of any representation, warranty, covenant or agreement contained in this Agreement or any other Transaction Document whether in contract, tort or otherwise, except pursuant to Section 7.1, Section 7.2 and Section 7.3.

(2) Notwithstanding anything in this Agreement to the contrary, the liability of any party under Article 7 shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including the provisions set forth in Section 7.2 or Section 7.3, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit,
       (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this
       Section 7.7, nor any reference to this Section 7.7 throughout this Agreement, shall be deemed a waiver of any defences which may be available in respect of actions or claims for fraud including defences of statutes of limitations or limitations of damages.

                                    ARTICLE 8
                                  MISCELLANEOUS

Section 8.1    Termination.

       This Agreement may be terminated at any time prior to the Closing (except as limited as to time in Section 8.1(b) below):

   (a)         by the mutual written consent of Vendor and Purchaser;

   (b) by the Vendor or the Purchaser, if the Closing shall not have occurred prior to the Outside Date, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfil any covenant or obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

   (c)         by the Purchaser in the event a condition set forth in Section
               6.1 becomes incapable of being fulfilled or being cured within thirty (30) days and such condition has not been waived; or

   (d)         by the Vendor in the event a condition set forth in Section
               6.2 becomes incapable of being fulfilled or being cured within thirty (30) days and such condition has not been waived;

provided, however, that the Party seeking termination pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2       Effect of Termination.

         If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of any Party to the others except for the provisions of Section 5.8 (Confidentiality), Section 8.4 (Expenses), Section 8.5 (Brokers),
Section 8.8 (Attornment) and Section 8.22 (Governing Law); provided, nothing herein shall relieve any Party from liability for any breach of this Agreement occurring before the termination hereof.

Section 8.3       Publicity.

         Save as required by Law or the requirements of any stock exchange, none of the Parties shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the others, to the contents and the manner of presentation and publication thereof. If disclosure is required by Law or the requirements of any stock exchange, the disclosing Party shall consult in advance with the other Parties and attempt in good faith to reflect such other Parties' concerns in the required disclosure.

Section 8.4       Expenses.

         Except as otherwise expressly provided herein, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and auditors) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 8.5       Brokers.

         Except for (i) Credit Suisse First Boston Corporation, which was retained by the Vendor in connection with the sale of the Purchased Assets, and
(ii) Deutsche Banc Alex.Brown Inc., which has been retained by the Guarantor in connection with the sale of the Purchased Assets, neither the Vendor, the Purchaser or the Guarantor has used a broker, agent or other intermediary in connection with the sale of the Purchased Assets and no Party shall be liable for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for any other Party.

Section 8.6       Third Party Beneficiaries.

         Except as the same relates to the Vendor Affiliates, the Parties intend that this Agreement shall not benefit or create any right, remedy or claim under or in respect of this Agreement or any provision hereof, or cause of action in or on behalf of any

Person other than the Parties hereto, their respective successors and permitted assigns and any Indemnified Parties, and no Person, other than the Parties hereto, their respective successors and their permitted assigns and any Indemnified Parties shall be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum.

Section 8.7       Notices.

         Any notice, direction, communication, reports or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or by telecopy or other similar form of communication to any Party at the address specified below:

         (a)      To the Purchaser:

                  MetaSolv Software, Inc.
                  5560 Tennyson Parkway
                  Plano, Texas
                  75024  U.S.A.

                  Attention:        Jonathan K. Hustis

                  Telephone:        972-403-8300

                  Telecopy:         972-403-8989

         (b)      To the Guarantor:

                  MetaSolv, Inc.
                  5560 Tennyson Parkway
                  Plano, Texas
                  75024  U.S.A.

                  Attention:        Jonathan K. Hustis

                  Telephone:        972-403-8300

                  Telecopy:         972-403-8989

         (c)   To the Vendor at:

               Nortel Networks Limited
               8200 Dixie Road
               Suite 100
               Brampton, Ontario
               L6T 5P6

               Attention:        Corporate Secretary

               Telephone:        905-863-1103

               Telecopy:         905-863-8386

               With a copy to:

               Nortel Networks Inc.
               2221 Lakeside Boulevard
               Richardson, Texas 75082-4399
               U.S.A.

               Attention:        Robert Fishman

               Telephone:        972-685-4157

               Telecopy:         972-685-3405


Any such notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given: (a) if delivered, on the date of such delivery; or (b) if sent by telecopy or other similar form of telecommunications, on the next Business Day following such transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.

Section 8.8     Attornment.

       Each of the Parties irrevocably attorns and submits to the non-exclusive jurisdiction of the Superior Court of Justice of Ontario or such other Ontario court as shall be applicable to the matter.

Section 8.9     Further Assurances.

(1) Each of the Parties hereto, upon the request of any other Party hereto, whether before or after the Effective Time, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, documents, assignments, transfers, conveyances and assurances, as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

(2) The Purchaser and the Guarantor covenant not to, and agree to cause their Affiliates and each of their own and their respective Affiliates' directors, officers and employees not to, take any action that would adversely affect the collectibility of any Accounts Receivable including making or causing to be made (a) any disparagement in respect of the Vendor or any Vendor Affiliate or any of their respective employees, or (b) any direct or indirect offer to compromise any such Accounts Receivable; provided that nothing in this Section 8.9 shall restrict the Purchaser or the Guarantor from taking any action to collect amounts owed to them consistent with reasonable collection practises. The Purchaser and the Guarantor shall use their respective Best Efforts to assist the Vendor and the Vendor Affiliates to collect the Accounts Receivable, including providing the Vendor and the Vendor Affiliates (or an account debtor on behalf of any of the Vendor and the Vendor Affiliates), on customary terms, such services and technical support, Business Information and Transferred Intellectual Property as any of the Vendor or the Vendor Affiliates may reasonably request to assist them in collecting the Accounts Receivable without deduction, set-off or counterclaim.

Section 8.10   Enurement.

     This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

Section 8.11   Assignment.

     The Vendor and the Purchaser shall be entitled to assign this Agreement to any Affiliate without the consent of the other Parties provided that (i) the assignment does not result in additional Taxes for the non-assigning Parties and, (ii) the assignment is subject to the following conditions:

   (a) the assignee shall execute and deliver a confidentiality agreement to the other Parties in substantially the same form as the Confidentiality Agreement;

   (b) the assignee shall become jointly and severally liable with the assigning Party, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of the assigning Party; and

   (c) the assignee shall execute an agreement confirming the assignment and the assumption by the assignee of all such obligations of the assigning Party under this Agreement.

Section 8.12   Time of the Essence.

     Time shall be of the essence of this Agreement.

Section 8.13   Counterparts and Faxes.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. In addition, execution of this Agreement by each Party may be evidenced by way of facsimile transmission of such Party's signature (which signature may be by separate counterpart) or a photocopy of such facsimile signature, and such facsimile signature, or photocopy of such facsimile signature, shall be deemed to constitute valid and effective execution and delivery by such Party of this Agreement.

Section 8.14   Tender.

     Any tender of funds or documents may be made upon the Parties or their respective counsel.

Section 8.15   Judgment Currency.

     If for the purposes of obtaining judgement in any court, it is necessary to convert a sum due to a Party in any currency (the "Original Currency") into another currency (the "Other Currency") the Parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Party could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgement is given or, if permitted by applicable Law, on the day in which the judgement is paid or satisfied.

Section 8.16   Guarantee.

     The Guarantor agrees to use its Best Efforts to cause the Purchaser to comply with the terms of this Agreement in accordance with the provisions contained herein and hereby guarantees the obligations of the Purchaser to indemnify the Vendor Indemnified Parties in respect of any and all Damages contemplated by Section 7.3 arising or attributable to any condition or circumstances existing (without regard for when a claim for indemnification in respect of such Damages is asserted) during the period ending eighteen (18) months following Closing. This guarantee shall be a continuing and irrevocable guarantee and shall survive the Closing indefinitely. Without limitation, the obligations of this guarantee shall not be released, discharged or affected by any extensions of time or indulgences or modifications granted by the Vendor in favour of the Purchaser, or by any failure to enforce any of the terms of this Agreement or by the bankruptcy, insolvency, dissolution, amalgamation, winding-up or reorganization of the Purchaser and the Guarantor hereby waives any right to require the Vendor to exhaust any action or recourse against the Purchaser before requiring performance by the Guarantor pursuant to this guarantee.

Section 8.17   Severability.

     If any provision, clause, or part of this Agreement or the application thereof under certain circumstances, is held invalid, illegal or unenforceable, the remainder of the Agreement or the application of such provision, clause or parts under other circumstances, shall not be affected thereby unless such invalidity, illegality or unenforceability materially impairs the ability of the Parties to consummate the transactions contemplated by this Agreement.

Section 8.18   Entire Agreement.

     This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and intermediate agreements, understandings, negotiations and discussions, whether oral or written, of the said Parties. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein.

Section 8.19   Specific Performance.

     Notwithstanding anything contained in this Agreement to the contrary, the Parties shall be entitled to the remedy of specific performance with respect to the other's obligations hereunder.

Section 8.20   Amendments.

     This Agreement may only be amended, modified or supplemented by a written agreement signed by all the Parties hereto.

                           [intentionally left blank]

Section 8.21   Waiver.

(1) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the Party to be bound thereby.

(2) No failure on the part of the Vendor or the Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any right preclude any other or further exercise of any other right.

Section 8.22   Governing Law.

     This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

     IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first above written.

                                             NORTEL NETWORKS LIMITED


                                             By:_______________________________
                                                Khush Dadyburjor
                                                Vice President, Mergers &
                                                Acquisitions

                                             METASOLV SOFTWARE, INC.


                                             By:_______________________________
                                                James P. Janicki
                                                Chief Executive Officer

                                             METASOLV, INC.

                                             By:_______________________________
                                                James P. Janicki
                                                Chief Executive Officer